EXHIBIT 10.1

EXECUTION VERSION

MEMBERSHIP INTERESTS
PURCHASE AND SALE AGREEMENT

by and between

HINES GLOBAL REIT PROPERTIES LP
as Seller

and

GEMINI GERMAN MAJORITY HOLDCO S.À R.L.

and

GEMINI GERMAN MINORITY HOLDCO S.À R.L.
as Purchasers

Dated as of: July 24, 2018

Table of Contents

ARTICLE I DEFINITIONS	2
1.1    Definitions    2

ARTICLE II PURCHASE AND SALE OF LLC INTERESTS	10
2.1    Purchase and Sale of LLC Interests    10
2.2    Purchase Price.    10
2.3    Polish Portfolio    11
2.4    Escrowed Deposit    12
2.5    Method of Payment of Purchase Price    12
2.6    Adjustments to the Purchase Price.    13
2.7    Leasing Costs    16

ARTICLE III Closing	16
3.1    Closing.    16
3.2    Joint Indemnification of Escrow Agent    21
3.3    Closing Costs    21
3.4    Relationship to Polish Purchase Agreement    22
3.5    Conditions Precedent to Closing.    22
3.6    Failure of Condition.    23
3.7    Default.    24
3.8    German Merger Control    26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER	27
4.1    Power and Authority; Authorization    27
4.2    Non-Contravention    27
4.3    Organization    27
4.4    Organizational Documents    27
4.5    Conduct of Business    28
4.6    Insolvency Proceedings    28
4.7    Employees    28
4.8    Financial Statements    28
4.9    Indebtedness    29
4.10    Other Monetary Liabilities    29
4.11    Taxes    29
4.12    Suits and Proceedings    30
4.13    Membership Interests    31
4.14    Title to Purchased LLC Interests    31
4.15    Binding Effect    31
4.16    Contracts    31
4.17    Leases    31
4.18    Title; Encumbrances    31
4.19    Encroachments    31
4.20    Permits    32

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4.21    Patriot Act    32
4.22    Exclusivity of Representations    33
4.23    Contamination    33
4.24    Changes in Representations and Warranties    33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	34
5.1    Power and Authority    34
5.2    Authorization    34
5.3    Non‑Contravention    34
5.4    Governmental Authorization; Third Party Consents    34
5.5    Binding Effect    34
5.6    Patriot Act    35

ARTICLE VI CONDITION OF THE PROPERTY; TITLE	36
6.1    “As Is”    36
6.2    Title; Financings    37
6.3    Contamination    37

ARTICLE VII COVENANTS OF THE PARTIES	38
7.1    Seller Interim Operating Covenants    38
7.2    R&W Insurance Policy and Title Policy    41
7.3    Tax Covenants.    41

ARTICLE VIII MATERIAL ADVERSE CHANGE	43
8.1    Material Adverse Change.    43

ARTICLE IX INDEMNITY; LIMITATIONS ON INDEMNITY	45
9.1    Survival    45
9.2    Obligation of Seller to Indemnify    45
9.3    Obligation of Purchaser to Indemnify    46
9.4    Indemnification Procedure.    46
9.5    Limitations upon Indemnification.    48
9.6    Exclusivity of Indemnity    49
9.7    Survival    49

ARTICLE X MISCELLANEOUS	49
10.1    Notices    50
10.2    Successors and Assigns; Third Party Beneficiaries    51
10.3    Amendment and Waiver.    52
10.4    Counterparts    52
10.5    Headings    52
10.6    GOVERNING LAW; CONSENT TO JURISDICTION    52
10.7    WAIVER OF TRIAL BY JURY    52
10.8    Severability    53
10.9    Rules of Construction    53
10.10    Entire Agreement    53

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10.11    Publicity; Confidentiality    53
10.12    Non‑Recourse    54
10.13    Recovery of Certain Fees    54
10.14    Further Assurances    55
10.15    Broker’s, Finder’s or Similar Fees.    55
10.16    Joint and Several    55

iii

MEMBERSHIP INTERESTS
PURCHASE AND SALE AGREEMENT
This MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 24, 2018 (the “Effective Date”), by and between:
(1) Hines Global REIT Properties LP, a Delaware limited partnership (“Seller”);
(2) Gemini German Majority Holdco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2-4, rue Eugene Ruppert, 2453 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B226179 (the “Majority Purchaser”); and
(3) Gemini German Minority Holdco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2-4, rue Eugene Ruppert, 2453 Luxembourg and under process of registration with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) (the “Minority Purchaser” and, together with the Majority Purchaser, each a “Purchaser” and collectively the “Purchasers”, and, together with the Seller, the “Parties”).
RECITALS
WHEREAS, Seller is the sole member of, and owns all of the equity interests in, each of the limited liability companies organized and existing under the laws of the State of Delaware described on Exhibit A-1 attached hereto (each individually an “Owner”, and collectively the “Owners”) (such equity interests, the “LLC Interests”);
WHEREAS, each of the Owners exists under the Limited Liability Company Agreement for such Owner identified on Exhibit A-2 attached hereto (each individually an “Owner LLC Agreement”, and collectively, the “Owner LLC Agreements”);
WHEREAS, each Owner owns certain land, improvements and related property situated in Germany and generally described on Exhibit A-3 attached hereto (each individually a “Project”, and collectively the “Projects”);
WHEREAS, upon the terms and conditions set forth in this Agreement, Seller has agreed to sell to the Majority Purchaser, and the Majority Purchaser has agreed to purchase from Seller, 90% of the LLC Interests or such other percentage as determined hereby (provided, that the Purchasers shall, together, purchase 100% of the LLC Interests);
WHEREAS, upon the terms and conditions set forth in this Agreement, Seller has agreed to sell to the Minority Purchaser, and the Minority Purchaser has agreed to purchase from Seller, 10% of the LLC Interests or such other percentage as determined hereby (provided, that the Purchasers shall, together, purchase 100% of the LLC Interests);

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller has caused certain wholly owned subsidiaries of Seller (collectively, the “Polish Sellers”), as sellers, and certain of the Purchasers’ Affiliates have caused certain wholly owned subsidiaries of such Affiliates (collectively, the “Polish Purchasers”), as purchasers, to enter into that certain Notarial Deed and Preliminary Sale and Purchase Agreement Relating To Enterprises, of even date herewith, in the form attached hereto as Exhibit R (the “Polish Purchase Agreement”), pursuant to which the Polish Sellers will sell to the Polish Purchasers those certain real estate projects situated in Poland and generally described on Exhibit A-5 (the “Polish Projects”);
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1    Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Accounting Policies” means the specific accounting principles, policies, bases, practices, rules and estimation techniques set out in Exhibit P.
“Accountants” has the meaning set forth in Section 2.6(d)(i).
“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person. As used herein, the term “control” shall mean possession, directly or indirectly, of the power to direct the management and policies of a Person.
“Agreement” has the meaning set forth in the Preamble.
“Allocated Asset Value” means €310,000,000, as allocated among the Projects as set forth on Exhibit A-4 attached hereto.
“Applicable Contracts” has the meaning set forth in Section 4.16.
“Applicable Leases” has the meaning set forth in Section 4.17.
“Applicable Owner” means Owner A, Owner B, Owner C, Owner D or Owner E, as the context requires.
“Applicable Project” means the Owner A Project, the Owner B Project, the Owner C Project, the Owner D Project, or the Owner E Project, as the context requires.
“Applicable Tenants” means the Tenants under the Applicable Leases; and each is individually referred to as an “Applicable Tenant”.

“Asset Manager” means Hines Immoblien GmbH, the asset manager for the Projects.
“Authorized Qualification” has the meaning set forth in Section 4.24.
“Bank Payoff Amount” has the meaning set forth in Section 3.1(a)(ii).
“Bank Payoff Statement” has the meaning set forth in Section 3.1(a)(ii).
“Blocked Person” has the meaning set forth in Section 4.21(c).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware, Luxembourg, Poland or Frankfurt am Main, Germany are authorized or required by law or executive order to close.
“Cash” means all cash of the Owners held (as of the Closing) in all bank accounts belonging to the Owners, including Tenant Deposits.
“Claim Notice” has the meaning set forth in Section 9.4(a).
“Closing” has the meaning set forth in Section 3.1(b).
“Closing Conditions” means those conditions to the obligations of the Parties to consummate the transaction set forth in Section 3.5.
“Closing Date” has the meaning set forth in Section 3.1(b).
“Closing Documents” has the meaning set forth in Section 3.1(c).
“Confidential Information” has the meaning set forth in Section 10.11.
“Contamination” means any and all pollution of the soil harmful to the environment or health (in particular harmful soil contamination within the meaning of sec. 2 para. 3 through 6 Federal Soil Protection Act (Bundesbodenschutzgesetz - BBodschG)), of the ground air, of the seepage water, of surface waters or the ground water, buildings or remains of buildings embedded in the ground and ground monuments, technical facilities, warfare agents or explosive ordnances (Kampfstoffe oder Kampfmittel), backfilling (Auffüllungen), covering (Verfüllungen) and landfills of all nature (Ablagerungen aller Art), harmful substances, materials or solids of any nature which are hazardous to health or the environment, in particular also in and at buildings, structural or technical facilities or parts thereof or in building material or construction material located or used therein; and any asbestos or other harmful, in particular health endangering substances having been used in the buildings which would entitle tenants to raise claims or public authorities to issue public orders.
“Contracts” each written contract or agreement (excluding Leases and any agreements or contracts which shall have expired or been terminated prior to the Closing Date) entered into by the Owners, including, for the avoidance of doubt, any facility management agreements. For the avoidance of doubt, “Contracts” does not include the Management Agreements.

“Effective Date” has the meaning set forth in the Preamble.
“Effective Time” means immediately prior to Closing.
“Escrow Agent” means Dr. Ulf Schuler or other authorized representative of the law firm Göring, Schmiegelt & Fischer, Neue Mainzer Strasse 75, 60311 Frankfurt am Main, Germany.
“Escrow Undertaking” means the escrow agreement entered into by and among the Purchasers, the Seller and the Escrow Agent in accordance with Section 2.4.
“Escrowed Deposit” has the meaning set forth in Section 2.4.
“Estimated NAV” means the amount set out against the “Estimated NAV” entry in the Estimated NAV Statement.
“Estimated NAV Statement” means the Seller’s good faith estimate of the Final NAV Statement, to be prepared and delivered by the Seller to the Purchasers in accordance with Section 3.1(a).
“EUR” or “€” or “euro” means the single currency of the European Union.
“Existing Lenders” has the meaning set forth in Section 3.1(a)(ii).
“Existing Mortgages” has the meaning set forth in Section 2.2(c).
“Financial Statements” has the meaning set forth in Section 4.8.
“Final NAV” means the amount set out against the “Final NAV” entry in the Final NAV Statement.
“Final NAV Statement” means the aggregated balance sheet of the Owners at the Effective Time prepared and agreed or otherwise finally determined in accordance with Section 2.6.
“FIRPTA Certificate” has the meaning set forth in Section 3.1(c)(iii).
“GAAP” means generally accepted accounting principles of the United States of America.
“German Notary” means Dr. Ulf Schuler or any other notary of the law firm Göring, Schmiegelt & Fischer, Neue Mainzer Strasse 75, 60311 Frankfurt am Main, Germany.
“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“GREIT” has the meaning set forth in Section 10.11(b).

“Hall 7 Lease” has the meaning set forth in Section 7.1(e).
“Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) capitalized lease obligations, (iii) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (iv) any obligations evidenced by notes, bonds, debentures or similar instruments, (v) all obligations in respect of bankers acceptances or letters of credit and (vi) guarantees of any such indebtedness of any other Person.
“Indemnified Party” has the meaning set forth in Section 9.4(a).
“Indemnifying Party” has the meaning set forth in Section 9.4(a).
“Insurance Policies” has the meaning set forth in Section 7.2.
“Intangible Property” means, collectively, all right, title and interest of an Owner in all intangible property owned by such Owner with respect to its Project, including all licenses, approvals, certificates, permits, plans, development rights, floor plans, plans and specifications, property names, and other marks, logos, names and the like associated therewith (excluding, for the avoidance of doubt, the “Hines” name and mark), and warranties and guaranties that such Owner has received with respect to any work or services performed with respect to, or equipment installed in, its Project.
“Intercompany Debt” has the meaning set forth in Section 6.2.
“Leases” means each lease, license, concession or other form of agreement, written or oral, however denominated, affecting or relating to the right of use or occupancy of any portion of a Project, including any amendments, modifications and supplements thereto and all guaranties of any of the obligations of the tenants thereto delivered in connection with such lease, license or agreement; and each is individually referred to herein as a “Lease”.
“Leasing Costs” means any leasing commissions, legal fees, tenant improvement costs and allowances, lease takeover payment obligations and other tenant inducements in respect of the Leases, whether payable before or after the Effective Time.
“Lien” means any mortgage, pledge, guarantee, indemnity, set-off arrangements, trust arrangement, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, attachment, right of first refusal, purchase option, claim or other security interest or preferential arrangement of any kind or nature whatsoever.
“LLC Interests” has the meaning set forth in the Recitals.
“Long Stop Date” means January 15, 2019.
“Losses” has the meaning set forth in Section 9.2.
“MAC” has the meaning set forth in Section 8.1(a).

“Majority Purchaser” has the meaning set forth in the Recitals.
“Management Agreements” means, collectively, the Property Management Agreement, the Owner A Asset Management Agreement, the Owner B Asset Management Agreement, the Owner C Asset Management Agreement, the Owner D Asset Management Agreement, and the Owner E Asset Management Agreement.
“Managers” means the Asset Manager and the Property Manager.
“Minority Purchaser” has the meaning set forth in the Recitals.
“OFAC List” has the meaning set forth in Section 4.21(a).
“Order” means any judgment, injunction, writ, award, decree or order of any nature.
“Organizational Documents” means, collectively, the certificates of formation and Owner LLC Agreements for the Owners (in each case as amended through the date hereof).
“Other Obligations” has the meaning set forth in Section 9.6.
“Owner” and “Owners” each have the meaning set forth in the Recitals.
“Owner A” has the meaning set forth in Exhibit A-1.
“Owner A Asset Management Agreement” means that certain Asset Management Agreement between Owner A and the Asset Manager entered into on May 22, 2014, relating to the management of the Owner A Project.
“Owner A Project” has the meaning set forth in Exhibit A-3.
“Owner B” has the meaning set forth in Exhibit A-1.
“Owner B Asset Management Agreement” means that certain Asset Management Agreement between Owner B and the Asset Manager entered into on May 22, 2014, relating to the management of the Owner B Project.
“Owner B Project” has the meaning set forth in Exhibit A-3.
“Owner C” has the meaning set forth in Exhibit A-1.
“Owner C Asset Management Agreement” means that certain Asset Management Agreement between Owner C and the Asset Manager entered into on December 10, 2015, relating to the management of the Owner C Project.
“Owner C Project” has the meaning set forth in Exhibit A-3.
“Owner D” has the meaning set forth in Exhibit A-1.

“Owner D Asset Management Agreement” means that certain Asset Management Agreement between Owner D and the Asset Manager entered into on December 10, 2015, relating to the management of the Owner D Project.
“Owner D Project” has the meaning set forth in Exhibit A-3.
“Owner E” has the meaning set forth in Exhibit A-1.
“Owner E Asset Management Agreement” means that certain Asset Management Agreement between Owner E and the Asset Manager entered into on December 10, 2015, relating to the management of the Owner E Project.
“Owner E Project” has the meaning set forth in Exhibit A-3.
“Owner LLC Agreement” and “Owner LLC Agreements” each have the meaning set forth in the Recitals.
“Owner Matters” has the meaning set forth in Section 6.1.
“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
“Polish Deposit” means the deposit, including any interest accrued thereon, paid by the Polish Purchasers pursuant to the Polish Purchase Agreement.
“Polish Projects” has the meaning set forth in the Recitals.
“Polish Purchase Agreement” has the meaning set forth in the Recitals.
“Polish Purchasers” has the meaning set forth in the Recitals.
“Polish Sellers” has the meaning set forth in the Recitals.
“Portfolio” has the meaning set forth in Section 2.3.
“Portfolio Purchase Price” has the meaning set forth in Section 2.3.
“Pre-Closing Date Period” means any time period ending on or before the Closing Date.
“Pre-Closing Date Tax” means any Tax attributable to the Pre-Closing Date Period. For purposes of calculating Pre-Closing Date Taxes attributable to a time period (e.g., a fiscal year (Wirtschaftsjahr) or a calendar year) starting before and ending after the Closing Date any such time period will be deemed to have ended on the Closing Date. Thresholds and allowances that are only being granted for a full financial year are to be recognized on a pro rata basis for the purposes of this determination.
“Project” and “Projects” each have the meaning set forth in the Recitals.
“Property Management Agreement” means that certain Property Management Agreement by and among each of the Owners and the Property Manager entered into on August 28, 2015, relating to the management of each of the Projects.
“Property Manager” means DTZ Zadelhoff Tie Leung GmbH, the property manager and leasing agent for the Projects.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchaser Default” has the meaning set forth in Section 3.7(b).
“Purchaser Default Amount” has the meaning set forth in Section 3.7(b).
“Purchasers” has the meaning set forth in the Preamble.
“Purchasers’ Closing Certificate” has the meaning set forth in 3.1(d)(v).
“Purchasers’ R&W Survival Period” has the meaning set forth in Section 9.3.
“Purchasers’ Representative” has the meaning set forth in Section 9.2.
“R&W Insurance Policy” has the meaning set forth in Section 7.2.
“R&W Survival Period” has the meaning set forth in Section 9.5(a)(iii).
“Releases” has the meaning set forth in Section 3.1(c)(xii).
“Relevant Tax Proceeding” means any Tax Proceeding (i) relating fully or partly to Pre-Closing Date Taxes or Pre-Closing Date Periods or (ii) that could give rise to rights or obligations of any Party to this Agreement under Section 4.11 or Section 9.2.
“Rentals” means fixed monthly rentals, additional rentals, escalation rentals (which include each Tenant’s proportionate share of building operation and maintenance costs and expenses provided for under its Lease, to the extent the same exceeds any expense stop (if any) specified in such Lease, retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to any owner by any Tenants under Leases or from other occupants or uses of the Projects, excluding Specific Tenant Billings.
“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, Order or determination of a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“SEC” has the meaning set forth in Section 10.11(b).
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
“Seller” has the meaning set forth in the Preamble.
“Seller’s Closing Certificate” has the meaning set forth in 3.1(c)(xi).
“Seller’s Knowledge”, “to Seller’s Knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge of Seller appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean the present actual knowledge after due inquiry, of Omar Thowfeek and Christian Meister, and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon the individuals specified above any duty other than as set forth herein to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such individuals any personal liability.
“Seller’s Premium Contribution” has the meaning set forth in Section 7.2.
“Seller’s Representations and Warranties” means the representations and warranties given by the Seller in ARTICLE IV.
“Significant Portion” means such portion of a given Project of which the value (or the repair costs in the event of damage or destruction of such portion) is equal to ten percent (10%) or greater of the Allocated Asset Value of such Project, as such value or repair costs calculation is reasonably determined by a third-party contractor or architect designated by Seller.
“Specific Tenant Billings” means specific tenant billings for work orders, special items performed or provided at the request of a given Tenant which are collected by an Owner, Purchaser or Seller after the Effective Time but which relate to any such specific services rendered on or prior to the Effective Time and which are identified on the Tenant’s payment as relating to such specific services or which are clearly identifiable as being payment for any such specific services.
“Tax” or “Taxes” means any tax within the meaning of Section 3 of the German General Fiscal Code (Abgabenordnung) and any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, occupation, premium, windfall profits, environmental, customs duties, capital, net worth, gains, capital stock, franchise, profits, withholding, social security (or similar), social insurance, unemployment, disability, withholding, property (real, personal, tangible, and intangible), transactional, sales, use, transfer, registration, value added, alternative or add‑on minimum, estimated tax, unclaimed property or escheatment claims or other similar taxes, assessments, or charges, including any interest, penalty or addition thereto under the laws of any other jurisdiction.
“Tax Due Diligence Cut-Off Date” means July 20, 2018.
“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return, statement, or election required to be furnished to a Governmental Authority relating to Taxes, and including any schedules and attachments thereto and any amendment thereof.
“Tenants” means tenants, licensees, concessionaires or other users or occupants of the Projects under Leases; and each is individually referred to herein as a “Tenant”.
“Tenant Deposits” means any rental security provided in cash (Barsicherheit) under any of the Leases.
“Title Policy” has the meaning set forth in Section 7.2.
“Trade Tax Insurance Policy” has the meaning set forth in Section 7.3(d).
“Trade Tax Risk” means the risk of imposition of any trade Taxes arising as a result of any Owner being deemed subject to any trade Tax pursuant to the German Trade Tax Act in respect of German-source rental income for any non-time-barred fiscal year.
“Transfer Tax” means any Real Estate Transfer Tax (Grunderwerbsteuer).
“U.S. Executive Orders” has the meaning set forth in Section 4.21(b).
“U.S. Tax Allocation” has the meaning set forth in Section 2.2(b).
“Warranty Claim” means any claim for a breach or inaccuracy of Seller’s Representations and Warranties or for any liabilities under Section 9.2(c).
The provisions of this Section 1.1 shall survive Closing.
ARTICLE II

PURCHASE AND SALE OF LLC INTERESTS
2.1    Purchase and Sale of LLC Interests. In consideration of, and upon and subject to, the mutual covenants, agreements and conditions set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, transfer and convey all of its right, title and interest in and to 90% of the LLC Interests to the Majority Purchaser and 10% of the LLC Interests to the Minority Purchaser (provided, that the Purchasers may, by written notice to the Seller, reallocate the portion of the LLC Interests to be acquired by each Purchaser at any time prior to five (5) Business Days prior to the Closing Date), and each Purchaser agrees to purchase the LLC Interests in such proportion from Seller.

2.2    Purchase Price.
(a)    The aggregate consideration for the LLC Interests shall be an amount equal to the Final NAV (the “Purchase Price”) as set forth in the Final NAV Statement, which shall be payable by the Purchasers to the Seller in accordance with this Section 2.2, Section 2.6, and Section 3.1. The amount payable by the Purchasers to the Seller on the Closing Date shall be the Estimated NAV less the amount of the Escrowed Deposit (which, as part of Closing, shall be paid to the Seller as provided in Section 2.5).
(b)    The Parties agree that for U.S. federal income Tax purposes, the purchase of the LLC Interests shall be treated as the purchase of the Projects. The Parties further agree to allocate the Estimated NAV, the Bank Payoff Amount, any assumed liabilities and any other amounts treated as consideration for U.S. federal income Tax purposes among the Projects that are treated as transferred to the Purchasers in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “US Tax Allocation”). Within ninety (90) days following the Closing Date, the Purchasers shall prepare and deliver to the Seller an initial draft of the US Tax Allocation. The Seller shall have sixty (60) days thereafter to provide the Purchasers with a statement of any disputed items with respect to such US Tax Allocation. If the Purchasers and the Seller agree on the US Tax Allocation, then the Sellers and the Purchasers shall (and shall cause their Affiliates to) report consistently with the US Tax Allocation on all Tax Returns, and neither the Seller nor the Purchasers shall (or shall permit their Affiliates to) take any position on any Tax Return that is inconsistent with the US Tax Allocation, unless required by a Taxing authority. If the disputed items are not resolved by the Seller and the Purchasers within thirty (30) days following the Seller’s submission of its statement of disputed items, then each of the Purchasers and the Seller shall use their own US Tax Allocation. The Seller and the Purchasers shall make appropriate adjustments to the US Tax Allocation to reflect the Final NAV. Subject to the foregoing, (i) the Final NAV shall be used for all Tax purposes under this Agreement, including for federal, state, local and foreign Tax purposes in accordance with applicable U.S. federal Tax law and analogous provisions of applicable foreign laws, and (ii) Seller and the Purchasers shall file all Tax Returns and related Tax documents consistent with the Final NAV, provided that, for the avoidance of doubt, any Tax Returns filed by an Owner shall reflect the books and accounts of such Owner and need not be consistent with the Final NAV or the value of the LLC Interests as reflected therein, to the extent applicable.
(c)    The Purchasers shall pay, at or immediately prior to Closing, on behalf of the respective Owner, in respect of the existing financings encumbering the Projects described on Exhibit E attached hereto (the “Existing Mortgages”) the Bank Payoff Amount as set forth in and as directed by the Bank Payoff Statements.
2.3    Polish Portfolio. The Purchasers and Seller acknowledge and agree that, subject only to the terms of this Agreement and the Polish Purchase Agreement, it is the express agreement and understanding of the Purchasers and Seller that, as a material inducement to Seller and the Purchasers to enter into this Agreement (and to cause the Polish Sellers and the Polish Purchasers to enter into the Polish Purchase Agreement), the Purchasers and Polish Purchasers have agreed to purchase, and Seller and the Polish Sellers have agreed to sell, all of the LLC Interests and the entirety of the Polish Projects (together, the “Portfolio”), subject to and in accordance with the terms and conditions hereof and of the Polish Purchase Agreement, which reflect an aggregate agreed property value of EUR 450,000,000 (the “Portfolio Purchase Price”) (which amount may be adjusted as set forth herein and under the Polish Purchase Agreement).
2.4    Escrowed Deposit.
(a)    Deposit. Within two (2) Business Days after the Effective Date, the Purchasers shall deposit with the Escrow Agent, in immediately available funds, the sum of EUR 25,000,000 (increased by any interest accrued thereon, the “Escrowed Deposit”), of which EUR 22,500,000 shall be deposited by the Majority Purchaser and EUR 2,500,000 shall be deposited by the Minority Purchaser, which will be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Undertaking and this Agreement as security for the performance by the Purchasers of their obligations under this Agreement. If the Purchasers fail to deposit all or any portion of the Escrowed Deposit with the Escrow Agent within the time period described above, this Agreement shall automatically terminate, and if this Agreement terminates, the Polish Purchase Agreement shall also automatically terminate. The Escrowed Deposit shall be (i) paid to the Seller at the Closing hereunder or (ii) otherwise disbursed as provided herein. Each Party agrees and covenants to promptly deliver such written instructions, joint or otherwise, to the Escrow Agent as are required to effect the release of the Escrowed Deposit in accordance with the terms of this Agreement.
(b)    If, except in connection with the payment of the Escrowed Deposit to the Seller at Closing, the Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the Party to whom the Escrowed Deposit is to be disbursed and further setting forth the specific section or paragraph of this Agreement pursuant to which the disbursement of the Escrowed Deposit is being requested, the Parties agree that notwithstanding the terms of the Escrow Undertaking the Escrow Agent shall disburse the Escrowed Deposit pursuant to such notice; provided, however, that if such notice is given by either the Purchasers or Seller but not both, the Escrow Agent shall (i) promptly notify the other Party (either Seller or the Purchasers, as the case may be) that the Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of the Escrowed Deposit for a period of five (5) Business Days after receipt of such notice of disbursement and if the Escrow Agent receives written notice from either the Purchasers or the Seller within said five (5) Business Day period which notice countermands the earlier notice of disbursement, then the Escrow Agent shall withhold such disbursement until both the Purchasers and Seller can agree upon a disbursement of the Escrowed Deposit. The Purchasers and Seller each hereby agree to send to the other, pursuant to Section 10.1 below, a duplicate copy of any written notice sent to the Escrow Agent and requesting such disbursement or countermanding a request for disbursement.
2.5    Method of Payment of Purchase Price. On the Closing Date, subject to the terms and conditions of this Agreement and the Polish Purchase Agreement: (a) the Purchasers will direct the Escrow Agent, pursuant to the terms of the Escrow Undertaking, to pay to Seller by wire transfer of immediately available funds to an account to be designated by Seller the Escrowed Deposit, (b) the Purchasers will pay to the Sellers the Estimated NAV less the Escrowed Deposit, less any costs or other amounts to be paid by the Purchasers (on behalf of the Seller) or by the Seller at Closing pursuant to the terms of this Agreement, and (c) the Purchasers will pay to all appropriate payees the other costs and amounts to be paid by the Purchasers at Closing pursuant to the terms of this Agreement, including the Bank Payoff Amount, and (d) the Seller will pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.
2.6    Adjustments to the Purchase Price.
(a)    Pass-Through Obligations.
(i)    At the Closing, the Seller shall cause each Owner to deliver to the Parties a list of all Applicable Tenants that are delinquent in payment of Rentals (which list shall also set forth the amount of Rentals due by each such Applicable Tenant (whether delinquent or otherwise), the period to which each such Rental relates and the nature of the amount due, itemizing separately fixed monthly rent and any additional charges). Any Rentals in respect of periods ending on or before the Closing Date and that are detailed on the list delivered by the Seller pursuant to the foregoing sentence that are received (net of Owner’s reasonable costs of collection) from any Applicable Tenant after the Closing Date shall be applied in the following order of priority (without duplication): (A) first, to Rentals due and payable by such Tenant with respect to all periods after the Closing, and (B) second, to Rental arrearages owing by such Tenant with respect to all periods on or prior to the Closing. Any Rentals received directly or indirectly by each Owner or Seller following the Closing Date which are the property of the other, shall be paid to the other within five (5) Business Days following receipt thereof. In no event shall the Purchaser or the Owners have any liability for failure to collect delinquent Rentals, and in no event shall the Purchaser be obligated to, and the Purchaser shall not be obligated to cause any Owner to, and in no event shall the Seller, institute any legal, eviction or similar proceedings to enforce collection of delinquent Rentals against any Tenant, take any action to terminate any Tenant’s Lease or take any other action that would adversely affect the occupancy of any Tenant under its Lease with regard to delinquencies.
(ii)    With respect to specific tenant billings for work orders and special items performed or provided at the request of a given Tenant that are collected by an Owner, Purchaser or the Seller after the Closing Date but that relate to any such specific services rendered prior to the Closing and that are identified on the Tenant’s payment as relating to such specific services (or which are clearly identifiable as being payment for any such specific services), the Purchasers shall cause such collected amounts to be paid to the Seller, or the Seller may retain such payment if such payment is received by the Seller after the Closing Date; provided, that the Purchasers shall have no liability for failure to collect any such amounts and the Purchasers shall not be required to conduct lockouts or take any other legal action to enforce collection of any such amounts owed by any Tenant with respect to any such specific services; provided, further, that the Seller shall not pursue any remedies against any Tenants for such specific tenant billing.
(b)    Within ninety (90) days after the Closing Date, Seller shall deliver to the Purchasers a draft of the Final NAV Statement prepared in accordance with Exhibit P. Purchasers shall cooperate with Seller in connection with its preparation of the Final NAV Statement, including by promptly delivering to Seller any work papers, invoices, correspondence or other information necessary for the calculation of the Final NAV in possession of the Purchasers or the Owners from and after Closing. In order to facilitate the Purchasers’ review of the draft Final NAV Statement, Seller shall promptly provide the Purchasers with calculations and work papers or other reasonably requested information prepared by the preparer of the draft Final NAV Statement and Seller shall make its personnel or accountants reasonably available to Seller and their accountants to discuss such matters. The Seller and Purchasers agree to comply with their respective obligations under Exhibit P for the preparation and agreement of the draft Final NAV Statement and for the settlement of any adjustments to the Purchase Price to permit Seller to timely deliver the draft Final NAV Statement.
(c)    The Purchasers may object to the draft Final NAV Statement by delivering written notice of objection to Seller within sixty (60) days following delivery of the draft Final NAV Statement. If the Purchasers do not deliver written notice of objection to the draft Final NAV Statement prior to the expiration of the foregoing period, then the draft Final NAV Statement shall be conclusive and binding on the Parties for purposes of this Section 2.6. Any notice of objection delivered by the Purchasers must contain a reasonably detailed statement of the basis of all objections of the Purchasers and the items to which they relate.
(d)    If the Purchasers deliver a notice of objection in accordance with Section 2.6(c), Seller and the Purchasers shall endeavor to resolve any objections raised by the Purchasers and, on such resolution, the agreed Final NAV Statement shall be conclusive and binding on the Parties for purposes of this Section 2.6. If they are unable to do so within fifteen (15) Business Days after Seller’s receipt of the Purchasers’ notice of objection, then the matters remaining in dispute (and no other matters) will be promptly submitted to arbitration in accordance with the following provisions:
(i)    The arbitration shall be conducted by three arbitrators who shall be appointed in accordance with the following procedure. Within twenty (20) days after the issuance of a notice for arbitration, Seller and Purchaser shall each appoint one arbitrator. Each such appointed arbitrator shall be an accountant with a nationally recognized accounting firm. If either Party fails to timely appoint an arbitrator, the other Party shall be entitled to appoint that arbitrator instead. Within fifteen (15) days after the first two arbitrators are appointed, such arbitrators shall select a third arbitrator, who also shall be an accountant with a nationally recognized accounting firm and neutral, impartial, and independent. In the event that the two arbitrators appointed by (or on behalf of) the Parties are unable to agree on the choice of a third arbitrator within fifteen (15) days after the date of the appointment of the last of such two arbitrators, then such third arbitrator shall be appointed upon the request of any Party by the office of the American Arbitration Association for the region in which Delaware is located or any organization which is the successor thereto. As used herein, the term “Accountants” shall be the three (3) arbitrators selected pursuant to this subsection (i). Seller and Purchaser shall execute any agreement(s) reasonably required by the Accountants to accept their engagement pursuant to this Section 2.6.
(ii)    Seller and Purchaser shall each submit a written statement setting forth in reasonable detail their respective positions with respect to only the disputed matters. Seller and Purchaser will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its accountants). Seller and Purchaser shall not be afforded the opportunity to present to the Accountants materials relating to the disputed matters or to discuss such matters with the Accountants unless the other Party is present.
(iii)    The Accountants shall base their review solely on the written statements prepared by the Parties and supporting documents provided by the Parties and not on an independent examination or audit of the financial or accounting records of the Owners. In resolving any individual disputed matter, the Accountants may not assign a dollar amount or value to such matter that is more than the greatest amount or value, or less than the lowest amount or value, proposed by the Parties in their written statements submitted to the Accountants. The resolution of the dispute shall be determined by the concurrence of two (2) of the three (3) Accountants and must be rendered within thirty (30) days after the last of the three (3) Accountants is appointed pursuant to subsection (d)(i) above. The resolution by the Accountants of the matters referred to them for determination, as set forth in a written notice to be delivered to Seller and Purchaser by the Accountants, will be conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accountants in any court having jurisdiction over the Party against which such determination is to be enforced. Seller and Purchaser will mutually revise the draft Final NAV Statement to reflect the resolution of the matters in dispute.
(iv)    Purchaser and Seller shall each bear the cost of the Accountant they appoint and one‑half of the cost of the third Accountant’s fees and expenses.
(e)    The Final NAV Statement shall be final and binding on the Parties hereto upon (i) the expiration of the sixty (60) day objection period in Section 2.6(c), if the Purchasers make no objection, (ii) the resolution by Seller and Purchaser of all of the Purchasers’ objections pursuant to Section 2.6(d) or (iii) the date of the Accountants’ notice pursuant to Section 2.6(d)(d)(iii), as the case may be.
(f)    The Parties acknowledge and agree that the provisions of this Section 2.6 shall be the sole and exclusive remedies for the determination of the adjustments to the Estimated NAV in accordance with this Section 2.6.

(g)    On or before the tenth (10th) Business Day after the Final NAV Statement becomes final and binding on the Parties, if the Final NAV set out in the Final NAV Statement:
(i)    is greater than the Estimated NAV, the Purchasers shall make a payment to the Seller in cash in immediately available funds equal to the amount by which the Final NAV is greater than the Estimated NAV; or,
(ii)    is equal to the Estimated NAV, neither the Seller nor the Purchasers shall be liable to make any payment to the other pursuant to this Section 2.6(g); or,
(iii)    is lower than the Estimated NAV, the Seller shall make a payment to the Purchasers in cash in immediately available funds equal to the amount by which the Final NAV is lower than the Estimated NAV.
(h)    The provisions of this Section 2.6 shall survive the Closing.
2.7    Leasing Costs. Notwithstanding any provision of Section 2.6 to the contrary, Leasing Costs relating to the current term of any Lease which is in effect as of the Effective Date shall be the sole responsibility of Seller. To the extent any such Leasing Costs are unpaid as of the Closing Date, Purchaser shall be entitled to a credit at Closing for such Leasing Costs. Purchaser shall be solely responsible for all Leasing Costs that relate to the renewal, extension or amendment of any Lease after the Effective Date and for any new Lease entered into on or after the Effective Date. The provisions of this Section 2.7 shall survive Closing.
ARTICLE III

Closing
3.1    Closing.
(a)    Pre-Closing Deliverables. The Seller shall:
(i)    no later than the date falling five (5) Business Days prior to the Closing Date, deliver to the Purchasers the Estimated NAV Statement;
(ii)    no later than the date falling five (5) Business Days prior to the Closing Date, procure that the relevant existing lenders or their security agents in relation to the Existing Mortgages (the “Existing Lenders”) deliver in writing a statement (each such statement a “Bank Payoff Statement” and, together, the “Bank Payoff Statements”) stating the amount required to be received by the relevant finance party (i) as of the last day of the month preceding the date on which the Closing Conditions under Section 3.5 have been fulfilled or validly waived, in order to effect the release of the Existing Mortgages and other security and (ii) for a certain reasonable period after that date (and in any event through the Closing Date), the daily amount of interest accruing per day after that date (the aggregate amount payable on the Closing Date in accordance with such Bank Payoff Statements the “Bank Payoff Amount”); and
(iii)    No later than the date falling eight (8) Business Days prior to the Closing Date, deliver to the Purchasers a completeness statement in accordance with the sample attached hereto as Exhibit K, including:

a
Copies of all German preliminary VAT Tax Returns for the period from the Tax Due Diligence Cut-Off Date through the Closing Date and all German annual VAT Tax Returns for assessment periods from January 1, 2017 through the Closing Date, and all corrections of preliminary VAT and annual VAT Tax Returns that any Owner has filed with Tax authorities during the period from the Tax Due Diligence Cut-Off Date through the date that is fifteen (15) Business Days prior to the Closing Date;

b
Copies of all German corporate income Tax Returns that any Owner has filed during the period from the Tax Due Diligence Cut-Off Date through the date that is fifteen (15) Business Days prior to the Closing Date;

c
Copies of all German VAT assessment notices (including amendment notices) for preliminary and assessment periods received by any Owner during the period from the Tax Due Diligence Cut-Off Date through the date that is fifteen (15) Business Days prior to the Closing Date;

d
Copies of all German corporate income Tax and Transfer Tax assessment notices (including amendment notices) received by any Owner during the period from the Tax Due Diligence Cut-Off Date through the date that is fifteen (15) Business Days prior to the Closing Date;

e
Proof of payment (e.g., copies of account statements) for all German VAT of each Owner for preliminary VAT and assessment periods that became due during the period from the Tax Due Diligence Cut-Off Date through the date that is fifteen (15) Business Days prior to the Closing Date; and

f
Proof of payment (e.g., copies of account statements) for all German land Taxes to be paid by each Owner during the period from the Tax Due Diligence Cut-Off Date through the date that is fifteen (15) Business Days prior to the Closing Date that have become due for payment on the statutory due dates for the German land Tax (i.e., February 15, May 15, August 15, and November 15). In the event of a change in the Tax base value of any Owner with effect for any of the aforementioned due dates, copies of the relevant land Tax assessments shall be enclosed with the proof of payment..

(b)    Time and Place. The closing of the sale and purchase of the LLC Interests (the “Closing”) shall take place in accordance with the provisions of this ARTICLE III on the date that is three (3) Business Days following the later of (i) August 21, 2018 (provided, that the Closing Conditions set forth in Section 3.5 have then been satisfied) and (ii) the date on which the Closing Conditions set forth in Section 3.5 have been satisfied (the “Closing Date”).
(c)    Seller’s Closing Deliveries. On or before the Closing Date, the Seller shall execute and acknowledge, where appropriate, and deliver the instruments, documents and/or other items described in clauses (i), (ii), (iii), (iv), (viii), (ix), (x), (xi), and (xii) to the Purchasers (or, with respect to clause (xii) below, to the German Notary) at Closing as provided herein, provided that the instruments described in clause (i) will be delivered upon Seller’s receipt of (x) the amount described in Section 3.1(d)(i) and (y) evidence of the wire transfer (e.g., SWIFT confirmation) for payment of the Bank Payoff Amount due pursuant to this Agreement, and also upon receipt of such amount and evidence, Seller shall deliver the following items (v), (vi), (vii) and (xiii) to the Purchasers (the following collectively with the documents to be delivered by Purchaser pursuant to Section 3.1(c), the “Closing Documents”):
(i)    A duly executed Assignment of LLC Interests in respect of the LLC Interests in each Owner in the form attached hereto as Exhibit B-1 and a duly executed First Amendment to Limited Liability Company Agreement for each Owner LLC Agreement in the form attached hereto as Exhibit B-2, pursuant to which, among other things, the words “Hines Global REIT” will be deleted from the names of the Owners;
(ii)    Evidence of authority (including customary officer’s certificates relating to organizational documents, incumbency and authorizing resolutions), good standing (if applicable) and due authorization of Seller to enter into the transaction contemplated hereby and to perform all of its obligations hereunder, including the execution and delivery of all the closing documents required by this Agreement;
(iii)    A certificate in the form attached hereto as Exhibit C (“FIRPTA Certificate”) from Seller certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;
(iv)    Written resignations, dated the Closing Date, of each of the Managers (solely for the purposes of this sub-clause (iv), as defined in each Owner LLC Agreement) of each Owner;
(v)    All of the books and records of each Owner, including all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and records, in each case to the extent in the possession of Seller or at a Manager’s office (which shall be deemed delivered provided such items are located in the offices of an Owner or any Manager at a Project);
(vi)    All original Applicable Leases and Applicable Contracts for each Project to the extent in the possession of Seller or an Owner (which shall be deemed delivered provided such items are located in the offices of an Owner or any Manager at a Project);

(vii)    All keys for the Projects and all leasing and other files relating to the Projects and all other licenses, certificates, permits, plans records, reports, documents and instruments that comprise the Intangible Property for the Projects to the extent in the possession of Seller or an Owner (which shall be deemed delivered provided such items are located in the offices of an Owner or any Manager at a Project);
(viii)    A copy of the executed agreements terminating, at no cost to the Owners or the Purchasers, the Management Agreements as of the Closing Date;
(ix)    Reasonable evidence that each Owner’s existing insurance policies (if any) shall be cancelled at Closing at no cost to the Owners or the Purchasers;
(x)    A good standing certificate from the Secretary of State of Delaware for each Owner, dated as of a date within ten (10) Business Days of the Closing Date;
(xi)    A closing certificate (the “Seller’s Closing Certificate”) substantially in the form attached hereto as Exhibit O-1 dated as of the Closing Date, certifying that all of the Seller’s Representations and Warranties are true and correct in all material respects as of the Closing Date, and repeating all of the Seller’s Representations and Warranties as of the Closing Date, subject to, and as adjusted solely for, any Authorized Qualifications and other events that have first arisen since the Effective Date that would result in any breach or inaccuracy of the Seller’s Representations and Warranties when repeated as of the Closing Date that have been disclosed in writing to the Purchasers prior to the Closing Date; and
(xii)    The following with respect to the Existing Mortgages (to be delivered at or before Closing to the German Notary):
(A)    the documents required for the cancellation of Existing Mortgages (including, where required, land charge certificates and previous assignment agreements if any Existing Lender is not registered as beneficiary in the relevant land register), in such form as is required for recording in the land register (in grundbuchtauglicher Form) and only under the condition (Treuhandauflage) that the cancellation may only be filed with the land register upon written confirmation by the respective Existing Lender that the amount set out in the respective Bank Payoff Statement has been repaid; the documents to be provided shall include the applications for release of the Existing Mortgage (Löschungsantrage) of the respective Owner in such form as is required for recording in the land register; and
(B)    security release agreements between the providers of security in connection with the existing facilities pursuant to which the respective security is (i) released upon (and with effect of) the receipt by the relevant

Existing Lender on the Closing Date of the respective Bank Payoff Amount. The Seller shall procure from each Existing Lender a statement by such Existing Lender confirming that all obligations of the respective Owner in respect of (y) principal and interest and (z) (to the extent such confirmation can be given by the relevant Existing Lender at that point in time and/or in compliance with its standard procedures) costs, fees and expenses then due in connection with the applicable Existing Mortgage, as well as any associated security and hedging agreements, will be fully discharged upon receipt by such Existing Lender of the relevant Bank Payoff Amount
(such documents and agreements described in (A) and (B) above, collectively, the “Releases”).
(xiii)    Such other instruments and documents, if any, to be executed, acknowledged and/or delivered by Seller to the Purchasers pursuant to any of the other provisions of this Agreement or otherwise reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement; provided the same shall not impose any new obligations upon Seller (other than to a de minimis extent), subject Seller to additional liability not already contemplated hereunder, or require the expenditure by Seller of any monies in excess of de minimis amounts (in the aggregate).
(d)    Purchasers’ Closing Deliveries. On or before the Closing Date, the Purchasers shall execute and acknowledge, where appropriate, and deliver the following instruments, documents and/or other items to the Seller (except as provided in clause (ii) below) at the Closing:
(i)    Payment of the Estimated NAV less the Escrowed Deposit (which shall be applied as provided in Section 2.5), pursuant to this Agreement;
(ii)    Payment of the Bank Payoff Amount due pursuant to this Agreement and delivery of evidence (e.g., SWIFT confirmation) of the wire transfer thereof;
(iii)    The duly executed Assignments of LLC Interests in respect of all of the LLC Interests and a duly executed First Amendment to Limited Liability Company Agreement for each LLC Agreement, each as referred to in Section 3.1(c)(i) above;
(iv)    Evidence of authority (including customary officer’s certificates relating to organizational documents, incumbency and authorizing resolutions), good standing (if applicable) and due authorization of Purchaser to enter into the transaction contemplated hereby and to perform all of its respective obligations hereunder, including the execution and delivery of all the closing documents required by this Agreement;

(v)    A closing certificate (the “Purchasers’ Closing Certificate”) substantially in the form attached hereto as Exhibit O-2 dated as of the Closing Date certifying that all of the of representations and warranties given by the Purchaser in ARTICLE V are true and correct in all material respects as of the Closing Date and repeating all of the of representations and warranties given by the Purchaser in ARTICLE V as of the Closing Date; and
(vi)    All other instruments and documents, if any, to be executed, acknowledged and/or delivered by the Purchasers to Seller pursuant to any of the other provisions of this Agreement or as otherwise reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement; provided the same shall not impose material new obligations upon the Purchasers (other than to a de minimis extent), subject the Purchasers to additional liability not already contemplated hereunder, or require the Purchasers to expend any monies in excess of de minimis amounts (in the aggregate).
(e)    On the Closing Date, the Purchasers and the Seller shall each or jointly, as applicable, execute and deliver notice to the Escrow Agent instructing the Escrow Agent to release the Escrowed Deposit to the Seller in accordance with the terms of the Escrow Undertaking.
(f)    Until the expiration of the R&W Survival Period, the Purchasers shall retain and make all Applicable Leases, Applicable Contracts, other documents, books, records and any other materials in its possession, or in the possession of each Owner, or in the hands of their respective agents, to the extent the same relate to the period of Seller’ ownership of the LLC Interests, available to Seller or their representatives for inspection and/or copying at reasonable times and upon at least five (5) Business Days’ notice, provided Seller executes a reasonable confidentiality agreement with respect thereto. This Section 3.1(f) shall survive the Closing until the later of the expiration of the R&W Survival Period and the expiration of any mandatory legal document retention periods under Requirements of Law.
3.2    Joint Indemnification of Escrow Agent. If this Agreement becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally, will hold Escrow Agent free and harmless from any loss or expense, including reasonable attorneys' fees, that may be suffered by it by reason thereof other than as a result of Escrow Agent's gross negligence or willful misconduct.
3.3    Closing Costs. Closing costs incurred in connection with the Closing will be allocated as follows:
(a)    The Purchasers will pay (i) all premium and other costs for obtaining the Insurance Policies (subject to Seller’s Premium Contribution), (ii) the Purchasers’ attorneys’ fees, (iii) all of the Escrow Agent’s escrow and closing fees, if any, (iv) any Transfer Taxes, and (v) any notarial fees, court registration fees, and other costs arising under Requirements of Law in Germany.
(b)    Seller will pay Seller’s attorneys’ fees.

(c)    All other Taxes, costs and fees incurred by each Party shall be borne by the Party incurring such Taxes, costs and/or fees.
(d)    Except as otherwise expressly provided in this Agreement, if the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the Party incurring same.
3.4    Relationship to Polish Purchase Agreement. Subject to the terms of this Agreement and the Polish Purchase Agreement, the Parties acknowledge that the LLC Interests are being sold and transferred to the Purchasers as a part of the Portfolio containing both the LLC Interests and the Polish Projects, that the Parties do not intend to sell or purchase the LLC Interests (or any portion thereof) or any of the Polish Projects as individual assets, and that the LLC Interests are being sold and transferred hereunder and the Polish Projects are being sold and transferred under the Polish Purchase Agreement as part of one transaction within the meaning of Section 857(b)(6)(E)(vi) of the Internal Revenue Code of 1986, as amended. Accordingly, in the event that, prior to the Closing, the Polish Purchase Agreement is terminated for any reason, this Agreement shall automatically terminate, without the necessity of any further action by the Parties hereunder, subject to Section 3.7. Furthermore, if either Party exercises any right to terminate this Agreement in accordance herewith, then such Party shall, and, if applicable, Seller shall cause the Polish Sellers or the Purchasers shall cause their Affiliates to cause the Polish Purchasers, as the case may be, to, simultaneously terminate the Polish Purchase Agreement (if the same is not terminated by its terms), subject to Section 3.7.
3.5    Conditions Precedent to Closing.
(a)    Purchasers’ Obligations to Close. The obligation of Purchasers to close the sale/purchase transaction hereunder shall be conditioned upon the satisfaction of the following conditions, any of which may be waived by written notice from Purchasers to Seller, and all of which shall be deemed waived upon Closing:
(i)    Seller shall have performed in all material respects each of the obligations of Seller set forth in this Agreement as of the Closing Date;
(ii)    Seller’s Representations and Warranties shall be true and correct in all material respects as of the Closing as if remade on the Closing Date (subject only to Authorized Qualifications and such adjustments as set forth in the Seller’s Closing Certificate delivered at Closing);
(iii)    the Releases have been executed by the relevant parties in accordance with Section 3.1(c)(xii) and have been delivered to the German Notary; and
(iv)    Seller shall have delivered to Purchasers final transfer pricing studies, prepared by Ernst & Young in accordance with Section 9, Paragraph 3 of the German General Fiscal Code (Abgabenordnung) and the corresponding ordinance (Gewinnabgrenzungsaufzeichnungsverordnung), supporting the arm’s-

length nature (including interest rates and LTV ratios) of all intra-group debt arrangements (including shareholder loans) made to each of Owner A and Owner B prior to the Closing.
(b)    Seller’s Obligations to Close. The obligation of Seller to close the sale/purchase transaction hereunder shall be conditioned upon the satisfaction of the following conditions, any of which may be waived by written notice from Seller to Purchasers, and all of which shall be deemed waived upon Closing:
(i)    The Purchasers shall have performed in all material respects each of the obligations of the Purchasers set forth in this Agreement as of the Closing Date;
(ii)    The Purchasers’ representations and warranties made in ARTICLE V shall be true and correct in all material respects as of the Closing as if remade on the Closing Date.
(c)    Merger Control Condition.    The obligations of the Purchasers and the Seller to close the sale/purchase transaction hereunder shall be conditioned upon the satisfaction of the following:
(i)    the German Federal Cartel Office having failed to notify the notifying parties within one month after submission of a complete filing of the proposal of the sale/purchase transaction hereunder in accordance with Section 39 GWB that it has initiated a formal investigation; or
(ii)    the German Federal Cartel Office having failed to serve on the notifying parties an order pursuant to Section 40 para. 2 sentence 1 GWB within the time periods required pursuant to Section 40 para. 2 GWB or within the time period of any extension of the review period pursuant to Section 40 para. 2 sentence 4 Nr. 1 GWB; or
(iii)    the German Federal Cartel Office having notified the Seller and the Purchasers, or either of them, in writing that it will not prohibit the sale/purchase transaction hereunder.
3.6    Failure of Condition.
(a)    Subject to Section 3.6(c), if the conditions precedent to Seller’s and the Purchasers’ obligation to effect the closing as set forth in Section 3.5(c) are not satisfied on or before the date that is five (5) Business Days prior to the Long Stop Date, then either Party may terminate this Agreement by notice thereof to the other Party and to Escrow Agent, in which event such terminating Party shall cause, as the case may be, the Polish Purchasers or Polish Sellers to also terminate the Polish Purchase Agreement. If this Agreement is so terminated, then the Purchasers shall be entitled to receive a refund of the Escrowed Deposit and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof.

(b)    Subject to Section 3.6(c), if by the date that is five (5) Business Days prior to the Long Stop Date (i) any condition precedent to Seller’s obligation to effect the Closing as set forth in Section 3.5(b) is not satisfied, (ii) all conditions precedent to the Purchaser’s obligation to effect the Closing as set forth in Section 3.5(a) are satisfied, and (iii) the conditions precedent set forth in Section 3.5(c) are satisfied, then Seller shall be entitled to terminate this Agreement by notice thereof to the Purchasers and the Escrow Agent, in which event Seller shall cause the Polish Sellers to also terminate the Polish Purchase Agreement. Subject to Section 3.6(c), if by the date that is five (5) Business Days prior to the Long Stop Date (i) any condition precedent to the Purchasers’ obligation to effect the Closing as set forth in Section 3.5(a) is not satisfied, (ii) all conditions precedent to the Seller’s obligation to effect the Closing as set forth in Section 3.5(b) are satisfied, and (iii) the conditions precedent set forth in Section 3.5(c) are satisfied, then the Purchasers shall be entitled to terminate this Agreement by notice thereof to Seller and the Escrow Agent, in which event the Purchasers shall cause their Affiliates to cause the Polish Purchasers to also terminate the Polish Purchase Agreement. If this Agreement is terminated by either the Seller or the Purchasers pursuant to the foregoing provisions of this Section 3.6(b), then, subject to Section 3.6(c), the Party that so terminated this Agreement shall be entitled to receive the Escrowed Deposit and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof. Subject to Section 3.6(c), if by the date that is five (5) Business Days prior to the Long Stop Date, (i) any condition precedent to the Purchasers’ obligation to effect the Closing as set forth in Section 3.5(a) is not satisfied, (ii) any condition precedent to the Seller’s obligation to effect the Closing as set forth in Section 3.5(b) is not satisfied, and (iii) the conditions precedent set forth in Section 3.5(c) are satisfied, then either Party may terminate this Agreement by notice thereof to the other Party and to Escrow Agent, in which event such terminating Party shall cause, as the case may be, the Polish Purchasers or Polish Sellers to also terminate the Polish Purchase Agreement. If this Agreement is so terminated, then the Purchasers shall be entitled to receive a refund of the Escrowed Deposit and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof.
(c)    Notwithstanding the foregoing, if the applicable conditions precedent are not satisfied due to a default by Seller or the Purchasers hereunder, then Section 3.7 shall govern and this Section 3.6 shall not apply.
3.7    Default.
(a)    Default by Seller. Notwithstanding any provision in this Agreement to the contrary, if Closing of the purchase and sale transaction provided for herein does not occur as herein provided (time being of the essence) by reason of any default by Seller hereunder or a default by Polish Sellers under the Polish Purchase Agreement, the Purchasers may, as their sole and exclusive remedies, elect by written notice to Seller, within five (5) Business Days following the scheduled Closing Date, either (a) to terminate this Agreement and to cause their Affiliates to cause the Polish Purchasers to terminate the Polish Purchase Agreement, in which event the Purchasers shall receive from the Escrow Agent the Escrowed Deposit and the Polish Purchasers shall receive the Polish Deposit pursuant to the Polish Purchase Agreement, whereupon Seller and the Purchasers will have no further rights or obligations under this Agreement and the Polish Sellers and Polish Purchasers will have no further rights or obligations under the Polish Purchase

Agreement, except those obligations that expressly survive termination hereof and the Polish Purchase Agreement, (b) proceed to Closing to the extent reasonably practicable, in which case Seller shall not be entitled to refuse to proceed to Closing unless the Purchasers are in default hereunder or any condition to Seller’s obligation to consummate the Closing pursuant to Section 3.5(b) or Section 3.5(c) is not satisfied, or (c) postpone Closing to the date which is not later than ninety (90) days following the Closing Date (but in no event beyond the Long Stop Date), and, in any event, the Purchasers (for themselves and on behalf of the Polish Purchasers) hereby waive all other remedies against Seller or the Polish Sellers or their respective Affiliates, including any claim for damages of any type or kind including consequential or punitive damages. If the Purchasers elect to postpone Closing pursuant to the provisions of this Section 3.7, the provisions of this Agreement shall apply as if references to the Closing Date are to such postponed date (provided that Purchasers shall have no further right to postpone the Closing pursuant to this Section 3.7) and time shall be of the essence for the purposes of such postponed Closing. Unless otherwise expressly required pursuant to this Agreement, in no event shall Seller be obligated to undertake any of the following: (A) change the condition of the Projects or restore the same after any fire or other casualty; (B) expend money or post a bond to remove or insure over any matter encumbering title to a Project; or (C) expend any money to repair, improve or alter a Project or any portion thereof. Notwithstanding the foregoing, nothing contained in this Section 3.7(a) will limit the Purchasers’ remedies at law, in equity or as herein provided in the event of a breach by Seller of any of its obligations hereunder which expressly survive Closing or under any of the Closing Documents, subject to the terms and provisions of this Agreement, including Section ARTICLE IX, including Section 9.5.
(b)    Default By the Purchasers. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein (time being of the essence) by reason of any default of the Purchasers hereunder or of the Polish Purchasers under the Polish Purchase Agreement (a “Purchaser Default”), Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. The Purchasers and Seller hereby agree that, in the event of a Purchaser Default, (i) an amount equal to the sum of the Escrowed Deposit and the Polish Deposit (the “Purchaser Default Amount”) is a reasonable estimate of the total net detriment Seller would suffer in the event of any such default and failure by the Purchasers and/or the Polish Purchasers to complete the purchase of the LLC Interests and/or the purchase of the Polish Projects, and (ii) provided that the Seller is not in material default hereunder, the Purchaser Default Amount shall be paid to Seller and will be the full, agreed and liquidated damages for the default and failure of the Purchasers and/or the Polish Purchasers to complete the purchase of the LLC Interests and/or the purchase of the Polish Projects, and will be Seller's sole and exclusive remedy (whether at law or in equity) for any such default of the Purchasers and/or the Polish Purchasers resulting in the failure of consummation of the Closing hereunder and/or under the Polish Purchase Agreement, whereupon this Agreement will terminate (and Seller will cause the Polish Sellers to terminate the Polish Purchase Agreement) and Seller and the Purchasers will have no further rights or obligations hereunder and the Polish Sellers and Polish Purchasers will have no further rights or obligations under the Polish Purchase Agreement, except with respect to obligations which expressly survive termination hereunder and the Polish Purchase Agreement; provided, that, in the event the Purchaser Default Amount is paid other than directly from the Escrowed Deposit and the Polish Deposit, the Purchasers shall be entitled to a refund of the Escrowed Deposit and the Polish Purchasers shall be entitled to a refund of the Polish Deposit, and the Seller shall, at the request of Purchasers, deliver written notice to the Escrow Agent to effect such refunds. The Purchasers hereby waive and release any right to (and hereby covenant that they shall not) sue Seller or the Polish Sellers or seek or claim a refund of the Purchaser Default Amount on the grounds it is unreasonable in amount and exceeds the actual damages of Seller and the Polish Sellers or that its payment to the Seller and/or the Polish Sellers constitutes a penalty and not agreed upon and reasonable liquidated damages. Notwithstanding the foregoing, nothing contained in this Section 3.7(b) will limit the remedies of Seller or the Polish Sellers at law, in equity or as herein provided in the event of a breach by the Purchasers of any of its obligations hereunder which expressly survive Closing or under any of the Closing Documents.
(c)    Consequential and Punitive Damages. Except with respect to consequential damages under Warranty Claims fully covered by the Insurance Policies, Seller and the Purchasers each waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement (it being understood that Seller and the Purchasers each have waived the right to obtain incidental, special, exemplary or consequential damages in connection with any default of the Purchasers or Seller respectively, or otherwise, which, in the case of the Purchasers, include loss of profits or inability to secure lenders, investors or buyers).
(d)    Cross Default / Remedies. Notwithstanding the foregoing provisions of this Section 3.7, (i) a default by Seller under this Agreement shall constitute a default by Polish Sellers under the Polish Purchase Agreement; (ii) a default by Polish Sellers under the Polish Purchase Agreement shall constitute a default by Seller under this Agreement; (iii) a default by the Purchasers under this Agreement shall constitute a default by Polish Purchasers under the Polish Purchase Agreement; (iv) a default by Polish Purchasers under the Polish Purchase Agreement shall constitute a default by the Purchasers under this Agreement; and (v) the non-defaulting Party to this Agreement or the Polish Purchase Agreement shall exercise the same remedies under both this Agreement and the Polish Purchase Agreement. By way of clarification of clause (v) above, if the Seller or the Polish Sellers are the defaulting Parties, the Purchasers and the Polish Purchasers must enforce the same remedies under both this Agreement and the Polish Purchase Agreement (i.e., the Purchasers and the Polish Purchasers must either both elect to terminate this Agreement and the Polish Purchase Agreement, or exercise specific performance under both this Agreement and the Polish Purchase Agreement, and if specific performance is not available under either this Agreement or the Polish Purchase Agreement, then the Purchasers and the Polish Purchasers may only exercise its right to terminate both this Agreement and the Polish Purchase Agreement). This Section 3.7(d) shall be null and void and shall not apply to any Party from and after the closing under the Polish Purchase Agreement.
(e)    This Section 3.7 shall survive Closing or termination of this Agreement.
3.8    German Merger Control. Purchasers shall notify the German Federal Cartel Office pursuant to § 39 Sec. 1 GWB in connection with § 37 Sec. 1 Number 1 GWB of the sale/purchase transactions contemplated herein promptly, and in any event within ten (10) Business Days, after the Effective Date. Purchasers shall thereafter, at their sole cost and expense, use their reasonable efforts to resolve any objections raised by the German Federal Cartel Office, and shall reasonably promptly provide the German Federal Cartel Office with any documents or information requested by it. Purchasers shall reasonably promptly forward to Seller a copy of any notices, letters or other communications received by Purchasers from the German Federal Cartel Office in connection with, and shall otherwise keep Seller reasonably informed as to the status of the German Federal Cartel Office’s review of, the sale/purchase transaction contemplated herein. For the avoidance of doubt, any obligation by Purchasers under this Agreement and Section 3.8 to resolve any objections raised by the German Federal Cartel Office on Purchasers shall be limited solely to actions with respect to the LLC Interests and shall exclude any assets, businesses or other interests held by Purchaser or its Affiliates.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF SELLER
Seller represents and warrants to Purchaser as follows as of the Effective Date:
4.1    Power and Authority; Authorization. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement and the documents to be executed and delivered by Seller pursuant hereto and the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Seller, including any actions required by its organizational documents.
4.2    Non-Contravention. The execution and delivery by Seller of this Agreement and the other documents to be executed and delivered by Seller pursuant hereto, and the performance by Seller of this Agreement and the other documents to be executed and delivered by Seller pursuant hereto in accordance with its terms, will not violate or result in any breach of, constitute a default under, or cause the creation of a Lien upon any of the assets of the Owners pursuant to, (a) any of Seller’ organizational documents or the Owners’ Organizational Documents, (b) any Orders of any Governmental Authority against, or binding upon, any of Seller, the Owners, the Projects or any Requirement of Law applicable to any of Seller, the Owners or the Projects, or (c) any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which any of Seller or the Owners is a party or by which any of Seller, the Owners or the Projects is bound.
4.3    Organization.
(a)    Seller is a limited partnership duly formed and validly existing under the laws of the State of Delaware.
(b)    Each Owner is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Each Owner has all requisite corporate or other similar organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Owner does not directly or indirectly own any interest in any Person.

4.4    Organizational Documents. Attached to this Agreement as Exhibit F are true, complete and correct copies of the Organizational Documents. The Organizational Documents are in full force and effect and (except as set forth on Exhibit F attached hereto or as otherwise provided for in this Agreement in connection with the consummation of the transactions contemplated hereunder) have not been modified, supplemented or amended, and there are no other organizational documents of Owners. None of Seller or the Owners is, or has taken any action which would be in, violation of the Organizational Documents.
4.5    Conduct of Business. None of the Owners has received any written notice that it is in violation of any Order or Requirement of Law which violation is outstanding as of the date hereof. At all times since their formation, each Applicable Owner has not engaged in any business or owned assets unrelated to the Applicable Project. Each Applicable Owner has conducted its business only in the ordinary course consistent with its past practice.
4.6    Insolvency Proceedings. None of Seller or the Owners, have (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, or (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or has been threatened in writing against, the Owners, and Seller is not aware of any circumstance which may lead to any such bankruptcy, insolvency, reorganization or similar action or proceeding. There is not pending any case, proceeding or action seeking appointment of a receiver, trustee, custodian or other similar official for such Person for all or any substantial part of its or their property. No resolution voluntarily to wind up any of the Owners has been adopted by its managers or by Seller.
4.7    Employees. The Owners presently have no employees and have not had employees at any time in the past. The Owners are not parties to any written employee agreements or collective bargaining agreements. The Owners do not maintain and have never maintained or been required to contribute to an employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974).
4.8    Financial Statements.
(a) Seller has furnished to Purchasers true, correct and complete copies of (i) an unaudited balance sheet and a statement of income and loss for each Owner as of, and for, the twelve-month period ending, December 31, 2017, and (ii) unaudited interim balance sheets and statements of income and loss for each Owner as of, and for, the four months ending April 30, 2018 (collectively, the “Financial Statements”).
(b) The Financial Statements were prepared in accordance with the books and records of each Owner, have been prepared consistent with past practices, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain notes required by GAAP and are subject to normal and recurring year-end adjustments) and do not materially misstate the financial position of each Owner on the dates of such statements and the results of operations for the periods covered.

(c) The books of account and other financial records of each Owner:
(i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with United States generally accepted accounting principles applied on a basis consistent with the past practices of each Owner, respectively, and
(ii) have been maintained in accordance with all applicable laws and good business and accounting practices.
(d) All books, records and accounts, financial or otherwise, of each Owner are kept in reasonable detail and accurately and fairly reflect the transaction and dispositions of the assets of such Owner as of the date hereof.
4.9    Indebtedness. Except as set forth on Exhibit G attached hereto, the Owners are not liable for any Indebtedness. Except for the security rights that will be released under the Releases, the Owners have not granted any security rights.
4.10    Other Monetary Liabilities. The Owners are not liable for any monetary liability of at least EUR 50,000 (not including indebtedness for borrowed money, which is addressed in Section 4.9) which would be required by United States GAAP to be reflected in an audited consolidated corporate balance sheet; provided that this representation shall not apply with respect to any monetary liabilities which (a) are set forth on Exhibit H attached hereto, (b) are trade payables incurred in the ordinary course of business (including pursuant to the terms of any Leases or Contracts), (c) are disclosed in the accounting books and records and Financial Statements which have been made available to Purchaser, (d) are the subject of any other representation or warranty contained in this ARTICLE IV and are specifically disclosed pursuant to such representation or warranty or are not required to be disclosed because such other representation or warranty is limited or qualified with respect to scope, dollar amount, knowledge or materiality, or (e) are based upon any matter (i) occurring, arising or accruing on or after the Closing Date except to the extent Seller is expressly obligated in respect thereof under other provisions of this Agreement, (ii) which is Purchaser’s obligation, or for which Seller is relieved of any obligations or responsibilities under Section 2.7, clauses (A) through (E) of Section 6.1 or Section 10.15, (iii) in respect of which an adjustment has been made or provided for in ARTICLE II of this Agreement, (iv) arising under any document relating to title of each Project, or (v) except for a current liability evidenced by an existing judgment, a pending litigation matter or a contractual agreement to pay an agreed sum, relating to the physical or environmental condition of each Project, including any physical or environmental condition at such Project that violates any Requirements of Law, and including any contingent claim pertaining to the physical or environmental condition of the Projects.
4.11    Taxes.
(a)    (i) All Tax Returns that are required to be filed on or before the Effective Date by or with respect to the Owners have been filed in accordance with the Requirements of Law, (ii) all Tax Returns referred to in clause (i) were and are true, correct, and complete in all respects, (iii) all Taxes shown to be due on such Tax Returns, and any and all Tax otherwise due and payable in respect of such periods (regardless of whether shown on any Tax Return) by or with respect to the Owners have been paid in full, (iv) all estimated Taxes required to be paid in respect of the Owners have been paid in full when due in accordance with the Requirements of Law.
(b)    (i) All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority with respect to any Taxes payable by or asserted against the Owners have been paid in full, and no issues that were raised in writing by any Governmental Authority in connection with any such examination are currently pending, (ii) except as set forth on Exhibit S attached hereto, there are no pending or threatened (in writing) examinations, audits, actions, proceedings, investigations, legal proceedings, disputes or claims with respect to any Taxes payable by or asserted against the Owners, and no written notices have been received from any Governmental Authority of its intent to examine or audit any Tax Returns of or including any of the Owners, and (iii) the Owners have not given, been requested in writing to give, or are subject to, any waiver or extension of any statute of limitations relating to the payment of Taxes of the Owners or for which the Owners are or are reasonably likely to be liable.
(c)    Except as set forth on Exhibit S attached hereto, all Taxes that the Owners are or were required by the Requirements of Law to withhold or collect have been duly reported, withheld or collected and, to the extent required by the Requirements of Law, have been paid to the proper Governmental Authority. No Tax will arise on any of the Owners as a result of this Agreement, including the Closing and the transactions contemplated hereunder.
(d)    Each Owner currently is, and at all times since its formation has been, properly classified as a disregarded entity for U.S. federal tax purposes. Each Owner currently qualifies, and has at all times, qualified as a corporation for German Tax purposes but, to Seller’s Knowledge, never as a Tax resident of Germany or as having a permanent establishment for any German Tax purposes (including trade Tax), subject to Exhibit S. None of the Owners have had or do have a dependent agent or employee in Germany. All necessary filings in relation to the foregoing treatment and classification of the Owners have been made.
(e)    So far as the Sellers’ are aware, none of the Owners will be required (i) to include any amount in Taxable income, or will be precluded from claiming any Tax loss or deduction, for any Taxable period ending after the Closing Date as a result of a chance in accounting method or as a result of any agreement with any Governmental Authority with respect to any such Taxable period or (ii) include any amount in Taxable income after the Closing Date in respect of any income that accrued prior to the Closing Date.
(f)    Each Owner has all books and records to appropriately evidence its Tax position in its Tax returns duly filed on or before Closing. There are no rulings, special arrangements or agreements for Tax purposes relating to any Owner. All historical Transfer Taxes for each Owner have been paid or relief therefor has been duly claimed. All deductions for depreciations on assets have been validly claimed by each Owner. Each Owner has fully complied with all applicable VAT obligations.
4.12    Suits and Proceedings. Except as set forth on Exhibit I attached hereto, there is not any legal action, suit, proceeding (including administrative proceedings

(Verwaltungsverfahren) condemnation, eminent domain or real estate tax adjustment proceedings) or arbitration pending or threatened in writing against any of the Owners or the Projects or Seller with respect to the Owners or the Projects.
4.13    Membership Interests. Seller is the sole owner and sole member of each of the Owners. None of the Owners have or are bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of the LLC Interests or any instrument or document convertible into or exercisable or exchangeable for any the LLC Interests. None of the LLC Interests are evidenced by a certificate.
4.14    Title to Purchased LLC Interests. As of the Closing Date, Seller is the sole owner of and has good and valid title to the LLC Interests, free and clear of all Liens that will exist as of the Closing Date other than this Agreement. As of the Closing Date, Seller has the unrestricted power and authority to transfer the LLC Interests to the Purchasers. Upon delivery of the Assignment of LLC Interests and the payment therefor, the Purchasers shall acquire good, valid, legal and beneficial title to the LLC Interests, free and clear of all Liens, other than those created by the Purchasers.
4.15    Binding Effect. This Agreement has been, and the other documents to be executed and delivered by Seller pursuant to this Agreement will as of Closing have been, duly executed and delivered by Seller, and has and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
4.16    Contracts. Each of the Contracts currently in effect to which each Owner is a party or is bound, is set forth on Exhibit J attached hereto (the Contracts as to each Applicable Project, the “Applicable Contracts”). No Owner has given or received any written notice of any default under an Applicable Contract by the Owners or any other party or parties to an Applicable Contract, which default remains uncured or unwaived.
4.17    Leases. There are no written Leases currently affecting each Applicable Project other than the written Leases set forth on Exhibit L attached hereto (collectively as to each Applicable Project, the “Applicable Leases”). No Owner has given or, to Seller’s Knowledge, received any written notice of any default under an Applicable Lease which default remains uncured. Each Owner is in compliance in all material respects with all Applicable Leases and, to Seller’s Knowledge, each Applicable Tenant is in compliance with each Applicable Lease. Seller has furnished to the Purchasers true, correct and complete copies of the rent rolls for each Owner as of the Closing Date.
4.18    Title; Encumbrances. Each Applicable Owner holds valid title in the respective Applicable Project as specified on Exhibit A-3. Except as set forth on Exhibit M, each Applicable Project is free of encumbrances registered in the land register other than encumbrances registered in division II and division III of the applicable German land register.

4.19    Encroachments. To Seller’s Knowledge, there are no encroachments affecting the Projects except as set forth on Exhibit N.
4.20    Permits. To Seller’s Knowledge, the buildings permits and/or other public permits regarding the Projects have not been withdrawn by the applicable Governmental Authority. Seller has not received notification by any applicable Governmental Authority that the Projects are in non-compliance with the building or usage permits or any fire safety rules. All building and usage permits and licenses materially necessary for the use of the Projects have been fully issued, it being understood that this does not include a guarantee that the Projects and their usage actually comply with the issued permits.
4.21    Patriot Act. Neither the Seller nor any of its officers, managers nor directors, nor any direct or, to the Seller’s Knowledge, indirect owner of ten percent (10%) or more of the legal or beneficial interests in the Sellers, nor, to the Seller’s Knowledge, any other legal or beneficial owner of the Seller:
(a)    is listed in the "Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers" (the “OFAC List”) published by OFAC, as in effect from time to time, and as such list is located on the U.S. Department of Treasury's website: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx;
(b)    is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in Executive Orders issued by the United States government pertaining to the OFAC List (the “U.S. Executive Orders”) or, to the Seller’s Knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation and/or executive orders;
(c)    is owned or controlled by, or acts for or on behalf of, any person or entity on the OFAC List or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the U.S. Executive Orders pertaining to the OFAC List (any person referenced in this provision, or in provisions (a)-(b) above, is hereby referred to herein as a “Blocked Person”); or
(d)    has made any bribe or other financial inducement or provided anything else of value to a public official or governmental employee in the past in connection with the acquisition, financing, operation or otherwise pertaining to a Project in violation of the Foreign Corrupt Practices Act of the United States of America and the rules and regulations promulgated thereunder, or in violation of any other applicable anti-corruption or anti-bribery laws, including analogous laws of Germany.
(e)     Without limiting the rights of the Purchasers otherwise set forth herein, if the Purchasers determine that the Seller may be a Blocked Person or that the Seller has otherwise breached the representations set forth in this Section 4.21, then the Purchasers may delay the Closing to permit the Purchasers to investigate whether any such breach has occurred. The Seller shall cooperate reasonably with the Purchasers in connection with any such investigation and shall provide such information and materials as the Purchasers may reasonably request in connection therewith to confirm the Seller’s compliance with the representations set forth in this Section 4.21. If the Purchasers determine in good faith that the Seller is a Blocked Person or has otherwise breached the representations set forth in this Section 4.21, then the Purchasers shall have the right, upon notice to the Seller and the Escrow Agent, to immediately terminate this Agreement and to take all other actions necessary, or in the opinion of the Purchasers, appropriate to comply with applicable laws regarding such Blocked Person. If this Agreement is so terminated, then (i) the Polish Purchase Agreement shall also terminate, and (ii) unless otherwise prohibited under any Requirements of Law, the Escrowed Deposit shall be returned to the Purchasers in accordance with the terms of the Escrow Undertaking and the Polish Deposit shall be returned to the Polish Purchasers, and neither Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof.
4.22    Exclusivity of Representations. The Seller’s Representations and Warranties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Seller disclaims any such other or implied representations or warranties (including all statutory warranties that may arise under German law), notwithstanding the delivery or disclosure to the Purchasers or its officers, directors, employees, agents or representatives of any offering memorandum or other documentation or information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).
4.23    Contamination. To Seller's Knowledge, the Projects are free of any Contamination, except as set forth in Exhibit Q.
4.24    Changes in Representations and Warranties. The term “Authorized Qualifications” shall mean any qualifications to the Seller’s Representations and Warranties to reflect: (i) new Leases, Lease amendments, new Contracts, and/or Contract amendments, executed by Seller or the Applicable Owners after the Effective Date in accordance with this Agreement, (ii) any action taken by Seller in respect of the Owners or the Project not prohibited by or otherwise in contravention of the terms of this Agreement, (iii) a default by a Tenant under any Lease or contractor under a Contract, or an insolvency by a Tenant or a contractor occurring after the Effective Date, (iv) the amendment of each Owner LLC Agreement in accordance with Section 7.1(j), and (v) any Contamination increasing, first occurring or first becoming known by Seller with respect to any Project after the Effective Date. Authorized Qualifications shall not constitute a default by Seller or a failure of a condition precedent to Closing. If, prior to the Closing, there occurs or exists a breach of a representation or warranty of Seller that constitutes an Authorized Qualifications, then the Purchasers shall have no remedy therefor and must proceed to the Closing with no adjustment of the Purchase Price and Seller shall have no liability therefor. If (x) between the Effective Date and the Closing Date, facts or events not known to Seller prior to the Effective Date are discovered by Seller, (y) such facts or events are not Authorized Qualifications or otherwise caused by the Seller or any of the Owners in contravention of the terms of this Agreement, and (z) such facts or events would result in a failure of the condition set forth in Section 3.5(a)(ii) above, such failure shall not constitute a breach of this Agreement, and following Seller’s written notice to the Purchasers (which Seller shall be obligated to deliver to the Purchasers promptly after Seller obtains Knowledge of same), the Purchasers’ sole remedies in such event shall be to either: (i) waive the condition and proceed to Closing; or (ii) terminate this Agreement in accordance with Section 3.6(b) and, in such event, cause the Polish Purchasers to terminate the Polish Purchase Agreement; provided, however, if the Purchasers do not exercise their right to terminate this Agreement on or before the later of (A) the scheduled Closing Date or (B) the date that is three (3) Business Days after the Purchasers receive written notice from Seller of such facts or events (and Closing shall be automatically extended to permit the running of such period), then the Purchasers shall be deemed to have elected to waive the condition and proceed to Closing under this Agreement and to closing under the Polish Purchase Agreement (subject to the satisfaction of the conditions precedent thereunder). If the Purchasers terminate this Agreement pursuant to this ARTICLE IV, then the Escrowed Deposit shall be returned to the Purchasers and the Parties shall have no further obligations or liabilities hereunder.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
The Purchasers hereby represents and warrants to Seller as follows:
5.1    Power and Authority. The Purchasers have the power and authority to execute, deliver and perform its obligations under this Agreement.
5.2    Authorization. The execution, delivery and performance by the Purchasers of this Agreement and the documents to be executed and delivered by the Purchasers pursuant hereto and the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Purchasers.
5.3    Non‑Contravention. The execution and delivery by the Purchasers of this Agreement and the other documents to be executed and delivered by Purchaser pursuant hereto, and the performance by the Purchasers of this Agreement and the other documents to be executed and delivered by the Purchasers pursuant hereto in accordance with their terms, will not violate or result in any breach of, or constitute a default under, (a) the organizational documents of the Purchasers, (b) any Orders of any Governmental Authority against, or binding upon, the Purchasers or any Requirement of Law applicable to the Purchasers, or (c) any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which either Purchaser is a party or by which the Purchasers are bound.
5.4    Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including the purchase of the LLC Interests) by, or enforcement against, the Purchasers of this Agreement or the transactions contemplated hereby.

5.5    Binding Effect. Each of this Agreement and the other documents to be executed and delivered by the Purchasers pursuant hereto has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of the Purchasers, enforceable against the Purchasers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).
5.6    Patriot Act. Neither the Purchasers nor any of its officers, managers nor directors, nor any direct or, to the Purchasers’ knowledge, indirect owner of ten percent (10%) or more of the legal or beneficial interests in the Purchasers, nor, to the Purchasers’ knowledge, any other legal or beneficial owner of the Purchasers:
(a)    is listed in the OFAC List published by OFAC, as in effect from time to time, and as such list is located on the U.S. Department of Treasury's website: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx;
(b)    is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the U.S Executive Orders or, to the Purchasers’ knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation and/or executive orders;
(c)    is owned or controlled by, or acts for or on behalf of, any Blocked Person; or
(d)    has made any bribe or other financial inducement or provided anything else of value to a public official or governmental employee in the past in connection with the acquisition, financing, operation or otherwise pertaining to a Project in violation of the Foreign Corrupt Practices Act of the United States of America and the rules and regulations promulgated thereunder, or in violation of any other applicable anti-corruption or anti-bribery laws, including analogous laws of Germany.
Without limiting the rights of Seller otherwise set forth herein, if Seller determines that either Purchaser may be a Blocked Person or that the Purchasers have otherwise breached the representations set forth in this Section 5.6, then Seller may delay the Closing to permit Seller to investigate whether any such breach has occurred. The Purchasers shall cooperate reasonably with Seller in connection with any such investigation and shall provide such information and materials as Seller may reasonably request in connection therewith to confirm the Purchasers’ compliance with the representations set forth in this Section 5.6. If Seller determines in good faith that either Purchaser is a Blocked Person or has otherwise breached the representations set forth in this Section 5.6, then Seller shall have the right, upon notice to the Purchasers and the Escrow Agent, to immediately terminate this Agreement and to take all other actions necessary, or in the opinion of Seller, appropriate to comply with applicable laws regarding such Blocked Person. If this Agreement is so terminated, then (i) the Polish Purchase Agreement shall also terminate, and (ii) unless otherwise prohibited under any Requirements of Law, the Escrowed Deposit shall be returned to the Purchasers in accordance with the terms of the Escrow Undertaking and the Polish Deposit shall be returned to the Polish Purchasers, and neither Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof; provided, however, the Escrowed Deposit shall be paid to the Seller in accordance with the terms of the Escrow Undertaking if the representations and warranties in this Section 5.6 were breached when made.
ARTICLE VI

CONDITION OF THE PROPERTY; TITLE
6.1    “As Is”. The Purchasers acknowledge (i) that prior to the date hereof, the Purchasers and their agents, attorneys, advisors and consultants have been given a reasonable opportunity to inspect and investigate the Projects and to perform due diligence with respect to the Owners and their respective assets (including the Projects), business, liabilities and obligations (all of the foregoing, collectively, the “Owner Matters”), and all matters relating to all of the foregoing, including all of the physical, environmental and operational aspects of the Projects, either independently or through agents and experts of Purchaser’s choosing and (ii) that the Purchasers will acquire the LLC Interests based upon the Purchasers’ own investigation and inspection and not on any representations or warranties made by any person except as set forth in this Agreement. SELLER AND THE PURCHASERS AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, THE LLC INTERESTS SHALL BE SOLD, AND THE PURCHASERS SHALL ACCEPT THE LLC INTERESTS, ON THE CLOSING DATE WITH ALL OWNER MATTERS TO BE ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS AND WITH NO RIGHT OF SET‑OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, AVAILABILITY OF DEVELOPMENT RIGHTS, ZONING, MERCHANTABILITY, PHYSICAL CONDITION THEREOF OR FITNESS FOR A PARTICULAR PURPOSE OR ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY RENT ROLL AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. THE PURCHASERS SPECIFICALLY ACKNOWLEDGE THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE PURCHASERS ARE NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY OTHER PERSON AS TO THE OWNER MATTERS (AND HEREBY RELEASES SELLER FROM ALL LIABILITY WITH RESPECT TO THE OWNER MATTERS, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING), INCLUDING: (A) THE CONDITION OR SAFETY OF THE PROJECTS, INCLUDING PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING,

FOUNDATIONS, SOILS AND GEOLOGY (INCLUDING THE PRESENCE OF CONTAMINATION AND OTHER HAZARDOUS SUBSTANCES OR THE COMPLIANCE OF THE PROJECTS WITH APPLICABLE REQUIREMENTS OF LAW), LOT SIZE, OR SUITABILITY OF THE PROJECTS FOR A PARTICULAR PURPOSE; (B) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES AND ANY ASSOCIATED METERS ARE IN WORKING ORDER; (C) THE LIVABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (D) THE FITNESS OF ANY PERSONAL PROPERTY; OR (E) THE PHYSICAL CONDITION OF THE PROJECTS, INCLUDING WHETHER THE IMPROVEMENTS INCLUDED IN THE PROJECTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE REQUIREMENTS OF LAW. THE PURCHASERS FURTHER ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, SELLER SHALL NOT BE UNDER ANY DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO IT, ITS OFFICERS, DIRECTORS, PRINCIPALS, CONTRACTORS, AGENTS OR EMPLOYEES, AND THAT THE PURCHASERS ARE RELYING SOLELY UPON THEIR OWN INSPECTION OF THE PROJECTS AND ITS OTHER DUE DILIGENCE AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY ANY PERSON WHOMSOEVER. ANY REPORTS, REPAIRS OR WORK REQUIRED BY THE PURCHASERS ARE TO BE THE SOLE RESPONSIBILITY OF THE PURCHASERS AND THE PURCHASERS AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE OR CAUSE TO BE MADE ANY CHANGES, ALTERATIONS, OR REPAIRS TO THE PROJECTS. THE PURCHASERS AGREE AND ACKNOWLEDGE THAT THE PURCHASERS’ OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH THE PURCHASERS HAVING NO RIGHT TO DELAY THE CLOSING OR TERMINATE THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY THE PURCHASERS BEFORE OR AFTER THE DATE HEREOF. The provisions of this Section 6.1 shall survive the Closing without limitation.
6.2    Title; Financings. Without limiting the generality of Section 6.1, the Purchasers acknowledge that, prior to the date hereof, the Purchasers have been given a reasonable opportunity to investigate the status of title to each Project and that, at Closing, each of the Projects will be encumbered by all encumbrances registered in division II of the applicable German land registers, any other encumbrances disclosed to the Purchasers or its Affiliates prior to the Effective Date, the Leases, the Contracts, and all other encumbrances disclosed to the Purchasers on or prior to the Effective Date. Notwithstanding the foregoing, at or prior to Closing, the Purchasers shall pay the Bank Payoff Amount as directed by the Bank Payoff Statements and the Seller shall repay in full any shareholder, member or similar loans from Seller or its Affiliates to the Owners (“Intercompany Debt”). The provisions of this Section 6.2 shall survive Closing.
6.3    Contamination. Upon Closing, the Purchasers will assume the risk that adverse matters, including adverse physical and environmental conditions, may not have been revealed by the Purchasers’ inspections and investigations. The Purchasers further hereby assume the risk of changes in applicable Requirements of Law relating to past, present and future environmental conditions on, or resulting from the ownership or operation of, the Property. Without limiting the foregoing or the provisions of Section 6.1, the Purchasers acknowledge that the Owners do not own their respective Projects free of Contamination, and Seller shall not have any liability to Purchasers or any other party in respect of any such Contamination that may exist with respect to or otherwise affect the Projects, Purchaser hereby assuming all such liability. Purchasers shall indemnify Seller against any and all Losses arising out of claims by third parties in respect of any such Contamination. Without limiting the foregoing, the Purchasers expressly waive all claims directly against Seller with respect to the environmental condition of, or the presence of Contamination on or affecting, the Projects, including any claims arising under § 24 (2) BBodSchG and § 9 (2) Environmental Damages Act (Umweltschadensgesetz - USchadG). The provisions of this Section 6.3 are subject in their entirety to Section 4.23 and shall survive the Closing without limitation.
ARTICLE VII

COVENANTS OF THE PARTIES
7.1    Seller Interim Operating Covenants. From and after the Effective Date and through Closing, Seller shall, or shall cause each Applicable Owner to:
(a)    Information. Provide such information regarding the business and the affairs of such Applicable Owner and of the Applicable Project, each as the Purchasers may reasonably require;
(b)    Operations. Continue to operate, manage and maintain the Applicable Project in the normal and ordinary course of each Owner’s business and substantially in accordance with such Owner’s past and present practice and in substantially its present state and physical condition, subject to ordinary wear and tear and ARTICLE VIII of this Agreement. In particular, Seller shall not, and shall procure that each Applicable Owner shall not, without the prior consent of the Purchasers, to be given in the Purchasers’ sole discretion (except as otherwise provided below):

(i)
voluntarily increase existing or incur new liabilities (including contingent liabilities), except in the ordinary course of the Applicable Owner’s business and consistent with the Applicable Owner’s prior practice;

(ii)
create, purchase or transfer any encumbrance on any Applicable Owner’s material assets, the Leases or the Projects, except for those created by operation of law or those transferred as provided in this Agreement;

(iii)
in respect of any Project, (i) to the extent Owner has the right to consent under the Applicable Lease, grant consent to any assignment, sublease or waiver under such Lease (it being understood that, in such event, Purchasers shall, in granting or withholding consent, comply with the standard for granting or withholding consent, if any, set forth in such Lease) except in the ordinary course of business consistent with past practice or (ii) deliver any notice of default or other material notice under a Lease, other than default notices in relation to unpaid rent as part of ordinary course arrears management (provided such default notice shall not terminate or threaten termination of such Lease);

(iv)	in relation to each Applicable Owner, transfer, grant an option over or otherwise dispose of or purchase, take an option over or otherwise acquire any material asset, undertaking or business;

(v)	make any change to the capital structure or governing documents of any Applicable Owner;

(vi)	agree to any waiver, release or cancellation of any material claims or debt to the detriment of the Applicable Owner;

(vii)	discontinue or otherwise change its practices to collect its receivables and to pay its accounts payable;

(viii)
settle any insurance claim or amend or vary any insurance policy, in each case, in relation to any of the Applicable Projects or any Applicable Owner, except for a renewal of the existing insurance policies in relation to the Projects or any Applicable Owner on materially the same terms in case the Closing Date is postponed beyond the date of termination of such insurance policy;

(ix)	file any Tax return with respect to any Owner or close or concede to any Tax audit with respect to any Owner in a manner materially inconsistent with such Owner’s past Tax practice; or

(x)	enter into any agreement or commitment to do any of the above.
(c)    Maintain Insurance. Maintain fire and extended coverage insurance on the Applicable Project which is at least equivalent in all material respects to the insurance policies covering the Applicable Project as of the Effective Date.
(d)    Personal Property. Not transfer or remove any personal property of the Applicable Owner from the Applicable Project except for the purpose of repair or replacement thereof with property of substantially similar quality of the item of personal property being replaced.

(e)    Leases. Not enter into any new lease or any amendments, expansions or renewals of Applicable Leases, or terminate any Applicable Lease, in each case without the prior written approval of the material terms thereof by the Purchasers, which approval will not be unreasonably withheld, delayed or conditioned. Purchaser and Seller acknowledge that Owner E is currently negotiating a new Lease of a portion of the Owner E Project commonly referred to as “Hall 7” (such new lease, the “Hall 7 Lease”) Seller shall keep the Purchasers reasonably informed of the status of negotiations of the Hall 7 Lease. In no event shall Seller enter into the Hall 7 Lease without the prior written approval of its final terms in all respects by the Purchasers, which approval will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, nothing herein shall be deemed to require the Purchasers’ consent to any expansion or renewal which the Applicable Owner, as landlord, is required to honor pursuant to any Applicable Lease; provided, however, if any material terms of any such expansion or renewal requires an agreement by the Applicable Owner, then the Applicable Owner shall not enter into any such agreement without the prior written consent of the material terms thereof by the Purchasers, which consent will not be unreasonably withheld, delayed or conditioned. Promptly following the date on which the Applicable Owner enters into any such new Lease (or any amendments, expansions or renewals of any Applicable Lease), or terminates any Applicable Lease, Seller shall provide to the Purchasers copies of all documentation in connection therewith.
(f)    Contracts. Not enter into, or renew the term of, any Contract, unless such Contract is terminable on thirty (30) days (or less) prior notice without penalty or unless the Purchasers consents thereto in writing, which consent will not be unreasonably withheld, delayed or conditioned. Promptly following the date on which Seller enters into, or renews the term of, any such Contract, Seller shall provide to the Purchasers copies of all documentation in connection therewith.
(g)    Notices. To the extent received by Seller or the Applicable Owner, promptly deliver to the Purchasers copies of written default notices, notices of lawsuits and notices of violations affecting the Applicable Project or any part thereof.
(h)    Encumbrances. Without the Purchasers’ prior written approval in its sole discretion, not voluntarily subject the Applicable Project or any other material assets of the Applicable Owner to any additional liens, encumbrances, covenants, easements or any other items or matters affecting title to or other interests in the Applicable Project or such material assets, unless released prior to Closing.
(i)    Cash. Prior to the Closing, the Seller shall, or shall the Cause the Owners to, ensure, in accordance with this Agreement, that the Cash of each Owner, excluding Tenant Deposits, does not exceed EUR 20,000.
(j)    Owner LLC Agreements. Prior to the Closing, the Seller shall amend and restate each Owner LLC Agreement to add or remove such terms as are necessary to provide that (i) the LLC Interests of the applicable Owner are freely transferable by the member(s) of such Owner and (ii) such Owner’s existence shall be perpetual, and, in each case (i) and (ii), each Owner LLC Agreement shall be otherwise silent with respect to the applicable topics (i.e., subject only to the default requirements of the Delaware Limited Liability Company Act).

Whenever in this Section 7.1 Seller is required to obtain the Purchasers’ written approval with respect to any transaction described therein, the Purchasers shall, within five (5) Business Days after receipt of Seller's request therefor, notify Seller of its approval or disapproval of same (setting forth the reasons for any such disapproval) and, if the Purchasers fails to notify Seller of its approval or disapproval within said five (5)-Business-Day period, the Purchasers shall be deemed to have approved same. This Section 7.1 shall survive the Closing through May 31, 2019.
7.2    R&W Insurance Policy and Title Policy. The Purchasers and Seller acknowledge that Losses arising out of breaches of Seller’s Representations and Warranties (other than as a result of fraud or willful misconduct) shall be payable solely through representation and warranty insurance (the “R&W Insurance Policy”) and a policy or policies of title insurance covering the Projects (whether one or more, the “Title Policy” and collectively with the R&W Insurance Policy, the “Insurance Policies”) to be purchased by the Purchasers on or before the Closing Date. Purchasers shall use commercially reasonable efforts to obtain the Insurance Policies, in each case on terms and conditions reasonably acceptable to the Purchasers, on or prior to Closing, provided, however, the subrogation rights of the insurers against the Seller under the Insurance Policies shall in all events be expressly limited to the fraud and willful misconduct of Seller. Without limiting the Purchasers’ obligations under the preceding sentence, the Purchasers shall (i) use all commercially reasonable efforts to satisfy on or prior to the Closing Date all conditions and requirements applicable to the Purchasers to obtaining the Insurance Policies and (ii) pay all policy premiums and other fees and expenses associated with obtaining the Insurance Policies required to be paid at or prior to the Closing. The Purchasers shall bear the cost of the Insurance Policies; provided, that, at Closing, the Purchasers will receive a credit against the Purchase Price (by way of the inclusion of a liability in the Estimated NAV Statement and in the Final NAV Statement) in an amount equal to the sum of EUR 310,000 (“Seller’s Premium Contribution”); provided, that if the actual premiums paid by the Purchasers for the Insurance Policies are less than the Seller’s Premium Contribution, the Parties shall cause their respective Affiliates to cause an amount equal to such difference to be credited against the purchase price under the Polish Purchase Agreement, up to the amount of the premiums for the analogous insurance policies purchased thereunder (any excess to be paid by the purchasers thereunder); provided, further, that, in the event that Purchasers obtain the Trade Tax Insurance Policy, Seller’s Premium Contribution shall be increased for all purposes under this Agreement by the amount Seller is obligated to reimburse to Purchasers for the costs of the Trade Tax Insurance Policy, as calculated in accordance with Section 7.3(d). For the avoidance of doubt, in no event shall the Purchasers’ obligation to close the sale/purchase transaction hereunder be conditioned on Purchaser obtaining or maintaining the Insurance Policies.
7.3    Tax Covenants.
(a)    Tax Returns and VAT Documentation.
(i)    Seller shall prepare and file all Tax Returns for the Owners required to be filed by or on behalf of the Owners for all Taxable periods prior to the Closing Date, including for all calendar years completed prior to the Closing Date and for each Tax period in the calendar year 2018 with respect to which a Tax Return is due prior to the Closing Date (e.g., monthly VAT Tax Returns). For the avoidance of doubt, Seller shall also file prior to Closing all Tax Returns for calendar years prior to and including 2016 that have not previously been filed. Further, Seller shall either file all Tax Returns for the calendar year 2017 prior to Closing or provide drafts of all such Tax Returns to the Purchasers by no later than November 30, 2018, such that Purchasers are able to timely file such Tax Returns.
(ii)    Purchasers shall prepare all remaining Tax Returns for the year 2018 that have not been prepared by Seller in accordance with Seller’s obligations under Section 7.3(a)(i).
(iii)    The Seller and the Purchasers shall fully cooperate in preparing and filing all Tax Returns required to be filed by or on behalf of the Owners for the period until and including the Closing Date. All Tax Returns for periods up to and including the Closing Date shall be prepared in a manner consistent with those prepared for previous Tax assessment periods. Purchasers’ obligations under this Section 7.3(a) shall include commercially reasonable access to all necessary information and documents required for the preparation of the aforementioned Tax Returns. The Seller shall fully cooperate with the Purchasers to provide without undue delay any information needed for the preparation of the Tax Returns upon the Purchasers` reasonable request. On request of the Purchasers, the Seller shall in particular procure (stehen dafür ein) for the Purchasers any document or information that the Purchasers reasonably believe would be useful in connection with a relevant Tax Return, provided that such document or information is in the Seller’s possession or can be reasonably obtained by the Seller.
(iv)    The Seller shall provide to the Purchasers full documentation regarding input VAT pursuant to Sect 15a VATA as prescribed in Sect 15a.12 of the VAT Application Decree (Umsatzsteueranwendungserlass) within six (6) weeks after the Closing Date.
(b)    Tax Audits; Cooperation.
(i)    The Purchasers shall promptly notify the Seller in writing of any announcement, notice or commencement of any Relevant Tax Proceeding in relation to any Pre-Closing Date Period, including such factual information describing the object of the Relevant Tax Proceeding to a reasonable level of detail and copies of any assessment, notice or other document received from any Tax authority related to the applicable Tax.
(ii)    The Seller shall fully cooperate with the Purchasers to provide without undue delay any information to be furnished to a Tax auditor or the Tax authorities in connection with any Relevant Tax Proceedings upon the Purchasers` reasonable request.
(iii)    On request of the Purchasers, the Seller shall in particular procure (stehen dafür ein) for the Purchasers any document or information that the

Purchasers reasonably believe would be useful in connection with a Relevant Tax Proceeding, provided that such document or information is the Seller’s possession or can be reasonably obtained by the Seller.
(c)    Purchasers covenant to Seller that, except as required by any Governmental Authority or mandatory Requirements of Law, and after having given Seller the opportunity to intervene, neither Purchasers nor any of their subsidiaries (including, after Closing, the Owners) will (i) implement any restructurings with retroactive effect prior to and including the Closing Date or (ii) take any action on or after Closing that could give rise to any Tax liability of Seller or Seller’s affiliates.
(d)    From the Effective Date until the Closing, the Parties shall cooperate to obtain an insurance policy for the benefit of Purchasers covering the Trade Tax Risk (the “Trade Tax Insurance Policy”). Seller will reimburse Purchasers for all costs for the Trade Tax Insurance Policy up to an amount of EUR 50,000. This Section 7.3(d) shall survive the Closing through May 31, 2019.
(e)    Except as explicitly provided elsewhere in this Section 7.3, this Section 7.3 shall survive, with respect to each respective Claim with respect to a particular Owner hereunder, the Closing until such claim has become time-barred (verjähren) on the date that is six (6) months after the date on which the last applicable Tax assessment with respect to such Owner has become final and non-amendable (Eintritt der Festsetzungsverjährung einschl. Ablaufhemmungen).
ARTICLE VIII

MATERIAL ADVERSE CHANGE
8.1    Material Adverse Change.
(a)    MAC. If, prior to the Closing Date, any of the Projects is destroyed or damaged by fire or other casualty, Seller will promptly give the Purchasers notice thereof. If all or a Significant Portion of any Project is so destroyed or damaged, and any of (i) the cost to repair or restore such destruction or damage is not fully recoverable from applicable insurance (subject to any deductible under any such applicable insurance policy), (ii) the cost to repair or restore such destruction or damage exceeds 40% of such Project’s Allocated Asset Value, or (iii) such destruction or damage was caused by the intentional misconduct or gross negligence of the Applicable Owner or any agent, director, or employee of the Applicable Owner or any Manager (each circumstance described in clause (i), (ii) or (iii), a “MAC”), the Purchasers will have the option to terminate this Agreement as to such Project and its Applicable Owner upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice. In the event of the termination of this Agreement as to a Project and its Applicable Owner pursuant to this Section 8.1(a), the Purchase Price shall be reduced by the Allocated Asset Value of such Project.
(b)    Termination of this Agreement as to a Project and its Applicable Owner shall not terminate this Agreement as to the remainder of the Projects not so terminated pursuant to Section 8.1(a). Notwithstanding the foregoing or anything to the contrary in this Agreement or the Polish Purchase Agreement, if the Portfolio Purchase Price is reduced as a result of the termination of this Agreement as to one or more Projects and their Applicable Owners pursuant to Section 8.1(a) and/or the termination of the Polish Purchase Agreement as to one or more Polish Projects, and such aggregate reduction in the Portfolio Purchase Price equals or exceeds 20% of the Portfolio Purchase Price, each Party will have the option, by written notice delivered to the other Party within five (5) Business Days of the most recent termination to occur pursuant to Section 8.1(a) or pursuant to the Polish Purchase Agreement, to terminate this Agreement in its entirety, in which case the Party so terminating this Agreement shall also cause the Polish Purchase Agreement (to the extent closing thereunder has not occurred) to be terminated and the Purchasers and their Affiliates shall be entitled to receive a refund of the Escrowed Deposit and the Polish Deposit, and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof. If the Purchasers do not timely elect to terminate this Agreement as to a Project that has suffered a MAC, then Seller will not be obligated to repair such damage or destruction, but (a) at Closing, Seller shall, or shall cause the Applicable Owner to, assign and turn over to the Purchasers all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of their respective right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate the Applicable Owner for loss of rental or other income from such Project attributable to periods prior to the Closing), and (b) Seller shall convey the LLC Interests in the Applicable Owner to the Purchasers at Closing, and the Parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that the Purchasers will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by the Seller or the Applicable Owner to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at such Project, other than repairs which are the responsibility of Tenants under Leases.
(c)    Casualty of Less Than a Significant Portion. If less than a Significant Portion of a Project is damaged as aforesaid, or if all or a Significant Portion of any Project is so destroyed or damaged but such damage does not constitute a MAC, then the Purchasers shall not have the right to terminate this Agreement as to such Project and Seller will not be obligated to repair such damage or destruction, but (a) the Applicable Owner will assign and turn over to the Purchasers all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate the Applicable Owner for loss of rental or other income from such Project attributable to periods prior to the Closing), and (b) the Parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that the Purchasers will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by the Applicable Owner to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at such Project, other than repairs which are the responsibility of Tenants under Leases.

ARTICLE IX

INDEMNITY; LIMITATIONS ON INDEMNITY
9.1    Survival. The representations and warranties of Seller contained in ARTICLE IV shall survive the Closing as set forth in Section 9.5, and the representations and warranties of Purchasers contained in ARTICLE V shall survive the Closing as set forth in Section 9.3. The other covenants and agreements of the Purchasers and Seller contained in this Agreement shall not survive beyond the Closing, except for (i) indemnification obligations pursuant to Section 9.2(c), which shall survive until all claims thereunder have become time-barred (verjähren) on the date that is six (6) months after the date on which the last applicable Tax assessment has become final and non-amendable (Eintritt der Festsetzungsverjährung einschl. Ablaufhemmungen), and (ii) those covenants and agreements that expressly survive by their terms, in which case such covenants and agreements shall survive the Closing for a period of six (6) months unless a particular covenant or agreement contains a specific survival period.
9.1    Obligation of Seller to Indemnify. Subject to Sections 9.1, 9.4, 9.5, and 9.6 and this Section 9.2, Seller shall indemnify, defend and hold harmless the Purchasers from and against any and all claims, causes of action, judgments, liabilities, losses, damages, costs and expenses, whether from third party claims or otherwise, including reasonable attorneys’ fees, court costs and other out‑of‑pocket expenses including fees and expenses incurred in enforcing this indemnity in litigation (collectively, “Losses”) that arise out of, or result from:
(a)    any liabilities of the Owners that arose or accrued prior to the Closing Date under any contract or agreement to which any of the Owners is (or was) a party, and by which it is (or was) bound but which expired or was terminated prior to the Closing Date;
(b)    third party claims for personal injury or property damage, if such injury or damage occurred wholly prior to the Closing Date except to the extent any Owner receives insurance proceeds covering any such third party claim;
(c)    any liabilities arising out of Taxes (excluding Transfer Taxes arising purely as a result of this Agreement) of the Owners or the Projects, to the extent payable by an Owner, that are attributable to any Taxable period or portion thereof ending prior to the Closing Date, including interest on Taxes for any Pre-Closing Date Period imposed on the Owners by any Tax authority (it being understood that indemnifiable interest is calculated until and including the Closing Date). For purposes of this clause (c), the amount of Taxes attributable to any portion of a Taxable period shall be determined as if the Closing Date was the end of a Tax accounting period (provided, that thresholds and allowances that are only granted for a full financial year shall be recognized on pro rata basis for the purposes of this determination); and
(d)    any breach or inaccuracy of Seller’s Representations and Warranties or Seller’s obligations pursuant to Section 7.1 or Section 7.3.
Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that if the Purchasers have knowledge of a breach or an inaccuracy of any Seller’s

Representations and Warranties, and the Purchasers proceed with Closing, the Purchasers shall be deemed to have waived and released any claim for indemnification with respect thereto, except for any Tax claims under Section 4.11, Section 7.3 or Section 9.2(c). As used herein, “the Purchasers have knowledge” shall mean the actual knowledge of the Purchasers’ Representative (and not constructive or imputed knowledge), after due inquiry, and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of the Purchasers, or any affiliate of the Purchasers, or to impose upon Purchasers’ Representative any duty other than as set forth herein to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon Purchasers’ Representative any individual personal liability. As used herein, “Purchasers’ Representative” shall mean Peter Krause.
9.2    Obligation of Purchaser to Indemnify. Subject to Sections 9.1, 9.4, 9.5, and 9.6 and this Section 9.3, Purchaser shall indemnify, defend and hold harmless Seller from and against all Losses that arise out of or result from, (i) the inaccuracy of any representation or warranty made by Purchaser pursuant to ARTICLE V to the extent not waived in writing by Seller and (ii) any Transfer Taxes. Notwithstanding any other provision of this Agreement: (i) the Purchasers’ total liability, including any liability for costs, fees, expenses (including legal expenses) and interest, (A) in respect of all claims for indemnification for the inaccuracy of any representation or warranty made by Purchaser pursuant to ARTICLE V is limited to 10% of the Allocated Asset Value, and (B) in respect of all claims for indemnification in relation to any Transfer Taxes is limited to the total amount of such Transfer Taxes less any portion of the Transfer Taxes paid by the Purchasers; and (ii) the Purchasers shall have no liability for any claim for indemnification unless the Seller gives written notice to the Purchasers of any matter or event that may give rise to such claim as soon as commercially practicable after the Seller becomes aware of such matter or event, with reasonable detail of such matter or event then known to the Seller, on or before the date being twelve (12) months from the Closing Date (the “Purchasers’ R&W Survival Period”).
9.3    Indemnification Procedure.
(a)    Any indemnified Party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall, within the relevant limitation period provided in Section 9.1, promptly upon discovering or identifying the underlying reasons giving rise to a claim for indemnification give the indemnifying Party or Parties (collectively, the “Indemnifying Party”) written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in the Claim Notice the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any action at law or in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced and the Indemnified Party shall not make any admissions, enter into any settlement agreements or otherwise make any compromise with such third party prior to the expiration of the thirty (30) day period set forth in Section 9.4(b) below or thereafter in the event the Indemnifying Party has given notice of its election to take over the defense in accordance with Section 9.4(b) below and for so long as such Party diligently pursues such defense (it being agreed that, in the event the Indemnifying Party does not make such election or ceases to diligently pursue such defense, the provisions of Section 9.4(c)) shall apply).
(b)    The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any claim or demand in connection with which the Indemnified Party has claimed indemnification hereunder, and, if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such claim or demand, may elect to take over the defense of such claim or demand through counsel of its own choosing by so notifying the Indemnified Party within thirty (30) days of receipt of the Indemnified Party’s notice of such claim or demand. If the Indemnifying Party makes such an election:
(i)    it shall keep the Indemnified Party reasonably informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Party;
(ii)    with respect to any issue involved in such claim or demand, it shall have the sole right to settle or otherwise dispose of such claim or demand on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent, which consent shall be in its sole discretion, of the Indemnified Party to the settlement or disposition of any claim or demand shall be required if such settlement or disposition shall result in any liability (which is not paid at the time of settlement by the Indemnifying Party) to, or equitable relief against, the Indemnified Party; and
(iii)    the Indemnified Party shall have the right to participate jointly in the defense of such claim or demand, but shall do so at its own cost not subject to reimbursement under Section 9.2 or Section 9.3.
(c)    If the Indemnifying Party does not elect to take over the defense of a claim or demand, the Indemnified Party shall have the right to contest, compromise or settle such claim or demand in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim or demand shall be required, which consent shall not be unreasonably withheld or delayed. The costs of defense and any settlement reached shall be borne by the Indemnifying Party in accordance with the foregoing.
(d)    The Parties agree that any payment by Seller to Purchasers under this Article 9 shall be construed and deemed (i) between Seller and Purchasers as a reduction of the Purchase Price, and (ii), if payment is made directly to the relevant Owner, between Purchasers and the relevant Owner as a contribution (Einlage) by Purchasers into the relevant Owner. Payments under this Article 9 by Purchasers to Seller shall be construed and deemed accordingly and to the contrary.
(e)    With respect to claims for indemnification arising from the breach or inaccuracy of Seller’s obligations pursuant to Section 7.1 or Section 7.3, the Purchasers shall, prior to pursuing such indemnification, seek any applicable recourse under the Insurance Policies.

(f)    The foregoing provisions of this Section 9.4 shall not apply to any Warranty Claims, other than those arising out of fraud or willful misconduct, such inapplicable Warranty Claims being subject to Section 9.5.
9.4    Limitations upon Indemnification.
(a)    R&W Insurance Policy.
(i)    Notwithstanding any other provision of this Agreement, the Sellers’ total liability in respect of all Warranty Claims (other than those arising as a result of fraud or willful misconduct), including any liability for costs, fees, expenses (including legal expenses) and interest, is limited to one euro (€1) (the “Liability Cap”), which amount shall be paid by Seller to Purchasers at Closing through a credit against the amount payable by the Purchasers hereunder, and the Purchasers agree and accept that their only recourse in respect of all and any Warranty Claims (other than those arising as a result of fraud or willful misconduct) in excess of the Liability Cap shall be under the R&W Insurance Policy, notwithstanding that the Purchasers are or may be unable to pursue or obtain any remedy under the R&W Insurance Policy, whether due to policy exceptions or exclusions, validity (including due to the insolvency, breach or default of any person), or creditworthiness, Purchasers’ failure to obtain or maintain the R&W Insurance or otherwise.
(ii)    The Purchasers acknowledge, agree and undertake that any claims under this agreement, including Warranty Claims, are subject to Section 10.12.
(iii)    There shall be no liability for any Warranty Claim unless the Purchasers give written notice to the Seller of any matter or event which may give rise to the Warranty Claim as soon as commercially practicable after the Purchasers become aware of such matter or event with reasonable detail of such matter or event then known to the Purchasers, on or before the date being thirty-six (36) months from the Closing Date (the “R&W Survival Period”).
(iv)    Notwithstanding the limitation specified in the immediately preceding paragraph, (a) any claim of Purchasers for a breach of Seller’s Representations and Warranties set forth in Section 4.11 or for liabilities under Section 9.2(c) with respect to a particular Owner shall survive until it becomes time-barred (verjähren) on the date that is six (6) months after the date on which the last applicable Tax assessment with respect to such Owner has become final and non-amendable (Eintritt der Festsetzungsverjährung einschl. Ablaufhemmungen), but in any case until seven (7) years after the Closing Date, and (b) any claim of Purchasers for a breach of Seller’s Representations and Warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.13 or Section 4.14 shall survive until seven (7) years after the Closing Date.
(b)    EXCEPT WITH RESPECT TO CONSEQUENTIAL DAMAGES UNDER WARRANTY CLAIMS FULLY COVERED BY THE INSURANCE POLICIES, IN NO

EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR DAMAGES ON ACCOUNT OF BUSINESS INTERRUPTION, COST OF CAPITAL OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY (OR DAMAGES SIMILAR TO THE FOREGOING), FOR ANY BREACH OR DEFAULT UNDER, OR ANY ACT OR OMISSION ARISING OUT OF OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNDER ANY FORM OF ACTION WHATSOEVER, WHETHER IN CONTRACT OR OTHERWISE (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED).
9.5    Exclusivity of Indemnity. If Closing occurs, excluding claims for the breach by any Party of Other Obligations, the indemnification provided in this ARTICLE IX (subject in all events to Section 9.1 and Section 9.5 above) shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained in this Agreement or (ii) any other right, claim or action arising from the transactions contemplated hereby which survive Closing. If Closing occurs, Seller and the Purchasers expressly waive, release and agree not to make any claim against the other Party (except for indemnification claims made pursuant to this ARTICLE IX and claims for breach of Other Obligations), for the recovery of any costs or damages, whether directly or by way of contribution, or for any other relief whatsoever, under any applicable Requirements of Law, whether now existing or applicable or hereinafter enacted or applicable (including claims for breach of contract, failure of disclosure, tortious wrong or violation of securities laws) arising from transactions contemplated by this Agreement. As used herein, “Other Obligations” shall mean the obligations under Section 2.6, Section 2.7, Section 3.1(d), Section 7.1, Section 7.3, Section 10.11, Section 10.13, Section 10.14 and Section 10.15 of this Agreement and the obligations under the Closing Documents.
9.6    Survival. This ARTICLE IX shall survive the Closing.
ARTICLE X

MISCELLANEOUS
10.1    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered as provided below addressed as follows:
if to Seller:
Hines Global REIT Properties LP
c/o Hines Advisors Limited Partnership

2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056‑6118
Attention: Kevin McMeans
Telephone: 713.966.5322
Email: kevin.mcmeans@hines.com
with copy to:
Hines Global REIT Properties LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attention: Jason P. Maxwell – General Counsel
Telephone: 713.966.7638
Email: Jason.maxwell@hines.com
with a copy to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201‑2980
Attention: Jon Dunlay
Telephone: 214.953.6711
Email: jon.dunlay@bakerbotts.com

if to the Purchasers:
The Blackstone Group International Partners LLP
40 Berkeley Square
London W1J 5AL
Attention: Farhad Karim
Telephone: +44 (0) 20-7451-4000
Email: realestateeuropeannotices@Blackstone.com

With a copy to:

Simpson Thacher & Bartlett LLP
CityPoint
One Ropemaker Street
London EC2Y 9HU
England
Attention: Wheatly MacNamara
Telephone: +44 (0) 20-7275-6193
Email: wmacnamara@stblaw.com

Any notice or demand provided for in or permitted under this Agreement shall be made in writing, and may be given or served by (i) delivering the same in person or by email transmission (with a hard copy sent by Federal Express or other reputable overnight delivery service requiring a signature upon receipt) to the Party to be notified, or (ii) by depositing same with Federal Express or other reputable overnight courier service. Notice given in any such manner shall be effective only if and when received by the Party to be notified (or service is refused), but if notice is not received by 5:00 p.m. local time on a Business Day, such notice will be effective the next Business Day. Any Party may by notice given in accordance with this Section 10.1 designate another address or Person for receipt of notices hereunder. The provisions of this Section 10.1 shall survive Closing
10.2    Successors and Assigns; Third Party Beneficiaries.
(a)    This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto. Neither Purchaser may assign its interest under this Agreement except to any of its Affiliates (provided that such assignment shall not relieve the Purchasers of their obligations hereunder, and provided that such assignment shall not be effective unless and until the Purchasers deliver to Seller an assumption agreement reasonably satisfactory to Seller in which the assignee assumes all of the Purchasers’ obligations under this Agreement) except that the Majority Purchaser may assign part or all of its interest under this Agreement to the Minority Purchaser and vice versa. Seller may not assign any of their rights under this Agreement without the written consent of the Purchasers. No Person other than the Parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. The provisions of this Section 10.2 shall survive Closing.
(b)    Notwithstanding the foregoing, the Purchasers may assign, charge, pledge or grant any other security interest in respect of this Agreement or any of their rights hereunder to any of its and/or its Affiliates’ lenders or any other agent or other representative of any such lender, but in no event shall any such assignment, charge, pledge or grant relieve the Purchasers of their obligations hereunder.
(c)    The Seller agrees that it will, promptly on request of the Purchasers, execute any acknowledgment of notice of assignment, charge, pledge or other security interest granted by the Purchasers in accordance with the terms of this Agreement and local law requirements.
10.3    Amendment and Waiver.
(a)    No failure or delay on the part of Seller or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(b)    Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Seller or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Seller and the Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given.

(c)    The provisions of this Section 10.3 shall survive Closing.
10.4    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, and by facsimile or portable document format (pdf) transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The provisions of this Section 10.4 shall survive Closing.
10.5    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The provisions of this Section 10.5 shall survive Closing.
10.6    GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF WHICH MAY RESULT IN THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. The Parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware, over any suit, action or proceeding arising out of or relating to this Agreement, the LLC Interests, the Projects or the affairs of the Owners. To the fullest extent they may effectively do so under applicable law, the Parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this Section 10.6 shall survive Closing.
10.7    WAIVER OF TRIAL BY JURY. SELLER AND THE PURCHASERS, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND THE PURCHASERS HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY. The provisions of this Section 10.7 shall survive Closing.
10.8    Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The provisions of this Section 10.8 shall survive Closing.
10.9    Rules of Construction. Unless the context otherwise requires, (i) references to sections or subsections refer to sections or subsections of this Agreement, and (ii) the word “including” shall mean “including without limitation”. The provisions of this Section 10.9 shall survive Closing.
10.10    Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement, together with the exhibits and schedules hereto, supersede all prior agreements and understandings between the Parties with respect to such subject matter. The provisions of this Section 10.10 shall survive Closing.
10.11    Publicity; Confidentiality.
(a)    Until the expiration of the R&W Survival Period, none of the Parties hereto shall issue a publicity release or public announcement concerning, or otherwise disclose any information related to, set forth in, or arising out of this Agreement, the transactions contemplated hereby, or the business and affairs of the Owners, including the existence of this Agreement (collectively, the “Confidential Information”), without prior approval by the other Party hereto, in each case except as may be required by applicable Requirements of Law, except for disclosures to the employees, advisors or consultants of a Party and any of the Purchasers or their Affiliates, lenders, any agent of such lenders and any professional adviser of such lender or agent (“Advisors”) who have a need to know such Confidential Information and agree to keep and hold the same in accordance with the provisions of this Section 10.11, and except disclosure by the Purchasers or their Affiliates in any customary communications to any funder or limited partner in the funds invested (directly or indirectly) in a Purchaser or any prospective funder or limited partner in any funds managed or advised by an Affiliate of the Purchasers, in each case so long as such disclosure is on a confidential basis, in the ordinary course of business, and is consistent with past business practice. Each Party shall be liable for any breach of this provision by its Advisors. If any publicity release or public announcement is required by any Requirement of Law to be made by any Party hereto prior to the first anniversary of the Closing Date, prior to making such announcement such Party will deliver a draft of such announcement to the other Parties and shall give the other Parties reasonable opportunity to comment thereon. The provisions of this Section 10.11 shall survive the Closing.
(b)    Notwithstanding the foregoing, Seller, its Affiliates, and its direct and indirect partners, members, and other owners, and any entity advised by Seller or its Affiliates (including for the avoidance of doubt Hines Global REIT, Inc (“GREIT”)) may disclose in press releases, SEC and other filings with Governmental Authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and under the

Polish Purchase Agreement and any such information related to the Owners, the Projects, this Agreement and the Polish Purchase Agreement as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations), “generally accepted accounting principles” or other accounting rules or procedures or in accordance with GREIT’s prior custom, practice or procedure; provided, that a substantially final draft of any such document to be publicly disclosed or filed shall be provided to the Purchasers at least 1 (one) Business Day prior to such public disclosure or filing for the Purchasers’ reasonable review and comment (provided that the acceptance of any such comments shall be in GREIT’s sole discretion and that in no event shall the Purchasers’ review delay such public disclosure or filing). GREIT will be required to publicly disclose the possible transactions contemplated hereby and file this Agreement and the Polish Purchase Agreement with the SEC promptly after the execution of the same by the Parties or as sooner required by law.
10.12    Non‑Recourse. The liability of Seller and the Purchasers hereunder shall be limited to their respective assets and in no event shall any recourse be had against any officer, director, member (direct or indirect), partner (direct or indirect), manager (direct or indirect), employee, agent, representative, beneficiary or trustee of, or any person executing this Agreement on behalf of, Seller or the Purchasers. The provisions of this Section 10.12 shall survive the Closing.
10.13    Recovery of Certain Fees. In the event a Party hereto files any action or suit against another Party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing Party will be entitled to have and recover of and from the other Party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the Parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 10.13 shall survive Closing and shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
10.14    Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any other documents or agreements reasonably requested by either Seller or the Purchasers in order to consummate the transactions contemplated by this Agreement, the Parties to this Agreement shall take all such necessary action; provided, however, that such further assurances do not increase such Party’s obligations or liabilities hereunder or decrease such Party’s rights hereunder, other than to a de minimis extent. The provisions of this Section 10.14 shall survive Closing.
10.15    Broker’s, Finder’s or Similar Fees.
(a)    Seller hereby agrees to indemnify and hold harmless the Purchasers from and against any claim by any broker, finder, consultant or like agent or any other person or entity for commissions or other compensation for bringing about this transaction where such claim is based in whole or in part on dealings with Seller, and from all expenses of the Purchasers in resisting such claim, including reasonable attorneys’ fees and expenses; provided that the foregoing shall not apply to any claims by a Manager (unless payable under a Management Agreement, the organizational documents of Seller or any other documents to which Seller or any of their subsidiaries are parties).
(b)    The Purchasers hereby agrees to indemnify and hold harmless Seller from and against any claim by any broker, finder, consultant or like agent or any other person or entity for commissions or other compensation for bringing about this transaction where such claim is based in whole or in part on dealings with the Purchasers, and from all expenses of Seller in resisting such claim, including reasonable attorneys’ fees and expenses.
(c)    The provisions of this Section 10.15 shall survive Closing.
10.16    Joint and Several. Notwithstanding anything herein or in the Closing Documents to the contrary, the obligations and liabilities of the Purchasers hereunder and under the Closing Documents are joint and several. Without limiting the foregoing, Purchasers acknowledge that a default or breach by either Purchaser hereunder shall be deemed a default or breach by each Purchaser hereunder, and in no event shall the liability of either Purchaser hereunder be conditioned on the performance by the other Purchaser of any obligations hereunder. The provisions of this Section 10.16 shall survive Closing.
[Remainder of page intentionally blank.]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Purchase Agreement on the date first written above.

SELLER:
HINES GLOBAL REIT PROPERTIES LP,
a Delaware limited partnership

By:    Hines Global REIT, Inc.,
a Maryland corporation,
its general partner

By: ________________________________
Name: _____________________________
Title: ______________________________

PURCHASERS:

GEMINI GERMAN MAJORITY HOLDCO S.À R.L.,
a private limited liability company

By:    __________________________
Name:    __________________________
Title:    __________________________

GEMINI GERMAN MINORITY HOLDCO S.À R.L.,
a private limited liability company

By:    __________________________
Name:    __________________________
Title:    __________________________

EXHIBIT A-1
OWNERS

(1)	Hines Global REIT Sulzenbrucker Strasse 7 LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA (hereinafter referred to as “Owner A“);

(2)	Hines Global REIT Forchheim Logistics LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA (hereinafter referred to as “Owner B“);

(3)	Hines Global REIT Karlsdorf LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA (hereinafter referred to as “Owner C“);

(4)	Hines Global REIT Nuremburg LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA (hereinafter referred to as “Owner D“);

(5)	Hines Global REIT Duisburg LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA (hereinafter referred to as “Owner E“)

EXHIBIT A-2
OWNER LLC AGREEMENTS
Owner A: (1)    Hines Global REIT Sulzenbrucker Strasse 7 LLC

1.	Limited Liability Company Agreement of Hines Global REIT Sulzenbrucker Strasse 7 LLC, dated as of June 25, 2013

2.	Certificate of Formation of Hines Global REIT Sulzenbrucker Strasse 7 LLC filed with the Delaware Secretary of State on June 25, 2013

Owner B: (2)    Hines Global REIT Forchheim Logistics LLC

1.	Limited Liability Company Agreement of Hines Global REIT Forchheim Logistics LLC , dated as of February 10, 2014

2.	Certificate of Formation of Hines Global REIT Forchheim Logistics LLC filed with the Delaware Secretary of State on February 10, 2014

Owner C: (3)    Hines Global REIT Karlsdorf LLC

1.
Limited Liability Company Agreement of Hines Global REIT Nuremberg Karlsdorf LLC, dated as of December 17, 2014; as amended and restated by Amended and Restated Limited Liability Company Agreement of Hines Global REIT Karlsdorf LLC, dated as of January 8, 2015; as amended by Amendment to Amended and Restated Limited Liability Company Agreement of Hines Global REIT Karlsdorf LLC, dated April 10, 2015

2.
Certificate of Formation of Hines Global REIT Nuremberg Karlsdorf, filed with the Delaware Secretary of State on December 17, 2014; as amended by Certificate of Amendment filed with the Delaware Secretary of State on January 8, 2015

Owner D: (4)    Hines Global REIT Nuremburg LLC

1.
Limited Liability Company Agreement of Hines Global REIT Viernheim LLC , dated as of December 17, 2014; as amended and restated by Amended and Restated Limited Liability Company Agreement of Hines Global REIT Nuremberg LLC, dated as of January 8, 2015

A-2

2.	Certificate of Formation of Hines Global REIT Viernheim LLC filed with the Delaware Secretary of State on December 17, 2014; as amended by Certificate of Amendment dated January 8, 2015

Owner E: (5)    Hines Global REIT Duisburg LLC

1.	Limited Liability Company Agreement of Hines Global REIT Duisburg LLC , dated as of December 17, 2014

2.	Certificate of Formation of Hines Global REIT Duisburg LLC filed with the Delaware Secretary of State on December 17, 2014

EXHIBIT A-3
SUBSIDIARY PROJECTS
[NOTE: EXHIBIT TO INCLUDE EXCERPTS FROM LAND REGISTER]
“Owner A Project”:

“Owner B Project”:

“Owner C Project”:

“Owner D Project”:

“Owner E Project”:

EXHIBIT A-4
ALLOCATED ASSET VALUES

EXHIBIT A-5
POLISH PROJECTS

Property Name	LOGISTIC CENTRE BĘDZIN
Address	Łagisza, Będzin Świerczewskiego Street
Buildings	three warehouses
Owner
State Treasury: real properties disclosed in 1st, 2nd and 4th Land & Mortgage Registers
Piran Investments spółka z ograniczoną odpowiedzialnością GENEVA sp. j.: real property disclosed in 3rd Land & Mortgage Register

Perpetual Usufructuary	Piran Investments spółka z ograniczoną odpowiedzialnością GENEVA sp. j.: real properties disclosed in 1st, 2nd and 4th Land & Mortgage Registers

Property Name	LOGISTIC CENTRE SOSNOWIEC
Address	Sokolska Street, Sosnowiec
Buildings	two warehouses
Owner	Piran Investments spółka z ograniczoną odpowiedzialnością HADRIAN sp. j.

Property Name	LOGISTIC CENTRE WROCŁAW
Address	Kępińska and Torowa Streets, Wrocław
Buildings	two warehouses
Owner	State Treasury
Perpetual Usufructuary	Piran Investments spółka z ograniczoną odpowiedzialnością KLAUDIO sp. j.

Property Name	LOGISTIC CENTRE WARSAW I
Address	Mineralna, Działkowa and Szyszkowa Streets, Warsaw
Buildings	four warehouses
Owner	Piran Investments spółka z ograniczoną odpowiedzialnością TRAJAN sp. j.

Property Name	LOGISTIC CENTRE WARSAW III
Address	Daniszewska, Szlachecka Streets, Warsaw
Buildings	one warehouse
Owner	Piran Investments spółka z ograniczoną odpowiedzialnością TITUS sp. j.

EXHIBIT B-1
ASSIGNMENT AND ASSUMPTION OF
LLC INTERESTS
THIS ASSIGNMENT AND ASSUMPTION OF LLC INTERESTS (this “Assignment”), dated as of the ____ day of ______, 2018 (the “Effective Date”), is made by and between Hines Global REIT Properties LP, a Delaware limited partnership (“Assignor”), and [________________________, a___________________] (“Assignee 1”) and [________________________, a___________________] (“Assignee 2” and, together with Assignee 1, the “Assignees”)).
W I T N E S S E T H:
WHEREAS, Assignor is the sole member of [______________________], a Delaware limited liability company (the “Company”);
WHEREAS, the Company exists pursuant to that certain Limited Liability Company Agreement for [________________] dated as of [_____________] (“the LLC Agreement”);
WHEREAS, Assignor owns one hundred percent (100%) of the membership interests in the Company (the “LLC Interests”);
WHEREAS, Assignor desires to assign to Assignee 1, and Assignee 1 desires to accept and assume from Assignor, 90% of the LLC Interests;
WHEREAS, Assignor desires to assign to Assignee 2, and Assignee 2 desires to accept and assume from Assignor, 10% of the LLC Interests; and
WHEREAS, this Assignment is made in connection with the closing of the transfer of the LLC Interests pursuant to that certain Membership Interests Purchase and Sale Agreement dated as of June [___], 2018 (the “Purchase Agreement”) between Assignor and the Assignees.
NOW, THEREFORE, for good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties to this Assignment, intending to be legally bound, hereby agree as follows:
1.    Assignment. Assignor hereby transfers, assigns and conveys (i) unto Assignee 1 all of Assignor’s right, title and interest in and to 90% of the LLC Interests, and (ii) unto Assignee 2 all of Assignor’s right, title and interest in and to 10% of the LLC Interests.
2.    Assumption. The Assignees hereby accept the LLC Interests and hereby assume and agree to perform, pay or discharge, as applicable, all of the liabilities, duties, covenants, debts, obligations and responsibilities of Assignor under the LLC Agreement or otherwise allocable to the LLC Interests.

B-1-1

3.    Withdrawal. Pursuant to this Assignment, Assignor hereby withdraws as a member of the Company.
4.    Miscellaneous. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may be executed in separate and multiple counterparts, each of which shall be deemed an original hereof, and all of which taken together shall constitute one and the same instrument. In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the Purchase Agreement shall control.
5.    Incorporation by Reference. The covenants, agreements and limitations in ARTICLE VI and ARTICLE IX and Section 10.12 of the Purchase Agreement are hereby incorporated by reference as if herein set forth in full.
[Remainder of page intentionally left blank]

B-1-2

EXECUTED as of the Effective Date.
ASSIGNOR:
HINES GLOBAL REIT PROPERTIES LP,
a Delaware limited partnership

By:    Hines Global REIT, Inc.,
a Maryland corporation,
its general partner

By: ________________________________
Name: _____________________________
Title: ______________________________

ASSIGNEE 1:

____________________________________,
__________________________

By:    __________________________
Name:    __________________________
Title:    __________________________

ASSIGNEE 2:

____________________________________,
__________________________

By:    __________________________
Name:    __________________________
Title:    __________________________

EXHIBIT B-2
[FIRST] AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
FOR
[_________________________________ LLC]

THIS [FIRST] AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) for [______________________ LLC], a Delaware limited liability company (the “Company”), is made and entered into as of ____________ ___, 2018, by and between Hines Global REIT Properties LP, a Delaware limited partnership (the “Original Member”) and [_______________________], a [_____________] as managing member of the Company (the “Managing Member”) and [_______________________], a [_____________] as a member (the “Non-Managing Member,” and, together with the Managing Member, each a “Member” and collectively the “Members”).

W I T N E S S E T H:

WHEREAS, the Original Member formed the Company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”) as sole member thereof on [__________, ____], pursuant to the filing of that certain Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on _______________ and that certain Limited Liability Company Agreement for [____________________LLC] dated [_________, ______] (the “Original Agreement”); and

[WHEREAS, the Original Agreement was amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of [_______________] (as so amended, the “Current Agreement”); and]

WHEREAS, effective as of [____________ ____, 2018], and simultaneously with the execution and delivery of this Amendment, the Original Member transferred and assigned 90% of its sole membership interests to [_____________] and 10% of its sole membership interests to [_____________] pursuant to that certain Assignment and Assumption of LLC Interests (the “Assignment Agreement”) which was entered into pursuant to that certain Membership Interests and Sale Purchase Agreement dated as of [______________], 2018 (the “Purchase Agreement”) between the Original Member and the Members; and

WHEREAS, the Original Member and the Members desire to amend the [Original][Current] Agreement to reflect the effect of the execution and delivery of the Assignment Agreement, to acknowledge the withdrawal of Original Member from the Company as a Member and the admission of the Managing Member and the Non-Managing Member as Members of the Company, and to otherwise amend its provisions in their entirety;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the [Original][Current] Agreement in its entirety as follows:

1.
Name. The name of the limited liability company continued hereby is [____________________]. The Certificate of Formation of the Company has been executed, delivered and filed with the office of the Secretary of State of the State of Delaware by an “authorized person” of the Company within the meaning of the Act. As the name of the Company as set forth in this Section 1 is different from the name of the Company as set forth on the Certificate of Formation, concurrently with the execution of this Agreement, the Managing Member shall execute, deliver and file with the Secretary of State of the State of Delaware an amendment to the Certificate of Formation of the Company reflecting the change of the name of the Company described in this Section 1.

2.
Purpose. The Company was formed and is hereby continued for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.	Registered Office. The address of the registered office of the Company in the State of Delaware is [_______________________].

4.	Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is [__________________________].

5.
Members. The Original Member acknowledges that it has withdrawn from the Company as a member pursuant to the transfer of LLC Interests under the Assignment Agreement and has no continuing interest in the Company as a member. The Members consent to the Original Member’s withdrawal as a member of the Company to the extent such consent may be required. The name, address and limited liability company interests of each Member is set forth on Schedule A attached hereto, as may be amended. Each such Member, as applicable, is hereby admitted to the Company as a Member of the Company upon its execution of this Agreement and is or was issued such limited liability company interests set forth in the books and records of the Company. The limited liability company interests, as such interests may be adjusted from time to time by the consent of the Managing Member, shall be set forth in the books and records of the Company.

6.
Powers. The business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. An “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his or her powers as an “authorized person” ceased, and the Managing Member and, subject to the limitations set forth in Section 7 below, each officer of the Company with a title of Senior Managing Director, Managing Director, President, Senior Vice President, Executive Vice President, Vice President, Secretary, Treasurer, Assistant Secretary or Assistant Treasurer (each a “Designated Officer”) thereupon became a designated “authorized person” and hereby continues as a designated “authorized person” within the meaning of the Act. The Managing Member, without the consent of any other Member or any Designated Officer, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Managing Member or any Designated Officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

7.
Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including (i) employees and agents who may be designated as officers with titles, including, but not limited to, “Senior Managing Director”, “Managing Director”, “President”, “Senior Vice President”, “Executive Vice President”, “Vice President”, “Secretary”, “Treasurer”, “Assistant Secretary”, “Assistant Treasurer”, “Director”, and “Manager”, as and to the extent authorized by the Managing Member and with such powers as authorized by the Managing Member (each, an “Officer”) and (ii)(A) individuals who may be designated as officers with the title “Chief Accounting Officer”, “Secretary”, “Assistant Secretary”, “Vice President – Tax” or “Vice President – Accounting” for the limited purposes of executing tax returns and requesting taxpayer identification numbers, (B) individuals who may be designated as officers with the title “Chief Accounting Officer”, “Secretary” or “Assistant Secretary” for the limited purposes of filing entity registrations, filing of state level annual reports, filing state level qualification certificates, executing secretary certificates or incumbency certificates, (C) individuals who may be designated as officers with the title “Chief Accounting Officer”, “Secretary”, “Assistant Secretary” or “Vice President – Treasury” for the limited purposes of opening and maintaining bank accounts and executing related bank documents (D) individuals who may be designated as officers with the title “Authorized Signatory” for the limited purposes of executing property management agreements, listing agreements, audit, tax and consulting agreements and professional services agreement and (E) individuals who may be designated as officers, as and to the extent authorized by the Members, and with such powers as authorized by the Members (each, a “Limited Officer”). The Officers of the Company as of the date of this Agreement shall be as set forth on Schedule B attached hereto and the Limited Officers shall be as set forth on Schedule C attached hereto. The Officers and Limited Officers of the Company may be amended from time to time by the consent of the Managing Member.

8.	Dissolution.

a.	The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

i.	the written consent of the Managing Member;

ii.
the time at which there are no Members, unless the Company is continued in accordance with the Act; provided that the Company shall not be dissolved and shall not be required to be wound up if a Member is admitted to the Company, in the manner provided herein, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member (the “Terminating Event”), within ninety (90) days after the occurrence of the Terminating Event, pursuant to Section 8(b) hereof; or

iii.	the entry of a decree of judicial dissolution under Section 18‑802 of the Act.

b.
Notwithstanding anything in Section 15 to the contrary, a person or entity appointed by the personal representative of the Member that had been the last remaining Member (the “New Member”) may be admitted to the Company as a member of the Company after there is no longer a remaining Member of the Company, and such New Member shall be so admitted if such New Member shall execute an instrument in writing, either before or after the Terminating Event, stating that such New Member shall be so admitted effective immediately prior to the Terminating Event, and such New Member agrees in writing to become a party to, and bound by, this Agreement, as amended, supplemented or otherwise modified.

9.
Liquidation. Upon dissolution pursuant to Section 8, the Company’s business and assets shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidating trustee (the “Liquidator”) to wind up the affairs of the Company. In performing its duties, the Liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in any manner that the Liquidator shall determine, subject to the Act and Section 12 below.

10.
Capital Contributions; Percentage Interest. The Members shall make capital contributions to the Company in an amount approved by the Managing Member. No Member shall be required or permitted to make any additional capital contributions without the consent of the Managing Member. The percentage interest of each Member in the Company shall be as set forth in the books and records of the Company, as amended from time to time.

11.
Allocation of Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to each Member pro rata in accordance with such Member’s percentage interests in the Company as set forth in the books and records of the Company, as amended by the Managing Member from time to time.

12.	Distributions. Subject to the Act and other applicable law, distributions shall be made to the Members at the times and in the aggregate amounts determined by the Managing Member.

13.
Assignments. A Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of any other person or entity. If a Member transfers some or all of its limited liability company interest in the Company, the transferee shall be admitted to the Company as a member of the Company and shall succeed to the transferring Member’s limited liability company interests as set forth on the books and records of the Company, upon the approval of the Managing Member, in its sole discretion, and such transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If a Member transfers all of its limited liability company interests in the Company, the admission of the subject transferee shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

14.	Resignation. A Member may resign from the Company without obtaining the prior consent of the other Members.

15.	Admission of Additional Members. Except as provided in Section 8(b), one or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

16.	Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

17.
Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

18.
Amendments; Entire Agreement. This Agreement may be amended only by written instrument executed by all of the Members. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

19.	Conflict. In the event of any conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control.

20.
Incorporation by Reference. The covenants, agreements and limitations provided in ARTICLE VI and ARTICLE IX and Section 10.12 of the Purchase Agreement are hereby incorporated by reference as if herein set forth in full.

21.	Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

22.	Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

23.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

24.
Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

ORIGINAL MEMBER
HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership By: Hines Global REIT, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

MEMBERS

GEMINI GERMAN MAJORITY HOLDCO S.À R.L.

By:
Name:
Title:

GEMINI GERMAN MAJORITY HOLDCO S.À R.L.

By:
Name:
Title:

B-1-3

Schedule A

Members

Name	Membership Interests	Address
[MANAGING MEMBER]	[●%]	[●]
[NON-MANAGING MEMBER]	[●%]	[●]

Schedule B

Officers

Name	Office

Schedule C

Limited Officers

Name	Office

EXHIBIT C
FIRPTA CERTIFICATE

NON-FOREIGN ENTITY CERTIFICATION
Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform GEMINI GERMAN MAJORITY HOLDCO S.À R.L., a private limited liability company incorporated under the laws of Luxembourg (“Majority Transferee”) and GEMINI GERMAN MINORITY HOLDCO S.À R.L., a private limited liability company incorporated under the laws of Luxembourg (“Minority Transferee”; and together with the Majority Purchaser, “Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor the undersigned (the “Transferor”) hereby certifies the following:
1.    Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.    Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);
3.    Transferor’s U.S. employer identification number is _______________; and
4.    Transferor’s office address is
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard
Houston, Texas 77056
Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.
Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of Transferor

SELLER:
HINES GLOBAL REIT PROPERTIES LP,
a Delaware limited partnership

By:    Hines Global REIT, Inc.,
a Maryland corporation,
its general partner

By: ________________________________
Name: _____________________________
Title: ______________________________

EXHIBIT D
INTENTIONALLY DELETED

EXHIBIT E
EXISTING MORTGAGES

EXHIBIT F
ORGANIZATIONAL DOCUMENTS

F-1

EXHIBIT G
INDEBTEDNESS

EXHIBIT H
OTHER MONETARY LIABILITIES

G-1

EXHIBIT I
SUITS AND PROCEEDINGS

I-1

EXHIBIT J
CONTRACTS

J-1

EXHIBIT K
SAMPLE COMPLETENESS STATEMENT

[Seller’s Letterhead]

[Purchaser’s Address]

With a copy to:
Simpson Thacher & Bartlett LLP
CityPoint
One Ropemaker Street
London EC2Y 9HU
England
Attention: Wheatly MacNamara

RE: Gemini – Germany Portfolio – Completeness Statement Pursuant to Section 3.1(a)(iii) of the Membership Interests Purchase and Sale Agreement dated [●] (the “Purchase Agreement”)

Ladies and Gentlemen,

Please find enclosed the documents required to be delivered in accordance with Section 3.1(a)(iii) of the Purchase Agreement, as listed on Schedule 1 hereto, each of which is true, complete and correct as of the date hereof and which together comprise the complete set of documents required thereunder.

[Place, Date]
[Print Seller`s name]

_________________________
Seller`s signature

K-1

Schedule 1 to Completeness Statement
List of Enclosed Documents

K-2

EXHIBIT L
LEASES

[See attached.]
EXHIBIT M
ENCUMBRANCES

None.

L-1

EXHIBIT N
ENCROACHMENTS

N-1

EXHIBIT O-1
SELLER’S CLOSING CERTIFICATE
This certificate is furnished by HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Seller”) to GEMINI GERMAN MAJORITY HOLDCO S.À R.L., a private limited liability company incorporated under the laws of Luxembourg (“Majority Purchaser”) and GEMINI GERMAN MINORITY HOLDCO S.À R.L., a private limited liability company incorporated under the laws of Luxembourg (“Minority Purchaser”; and together with the Majority Purchaser, “Purchaser”) pursuant to that certain Membership Interest Purchase and Sale Agreement dated July 24, 2018, by and among Seller and Purchaser (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Agreement.

Seller hereby certifies to Purchaser that all of Seller’s Representations and Warranties are true and correct in all material respects as of the date hereof (the “Closing Date”), and remakes to Purchaser as of the Closing Date all of Seller’s Representations and Warranties, subject solely to adjustments for:

i.	each Authorized Qualification as set forth on Schedule 1 attached hereto; and

ii.
each written disclosure timely delivered to Purchaser in accordance with Section 3.1(c)(xi) of the Agreement of events that would result in any breach or inaccuracy of the Seller’s Representations and Warranties when remade as of the Closing Date, each of which such written disclosures is attached hereto as Schedule 2.

This certificate is given subject to the terms and conditions of the Agreement, including all limitations on liability and survival limitations contained therein. Without limiting the foregoing, and for the avoidance of doubt, any claims hereunder in relation to any breach or inaccuracy of the Seller’s Representations and Warranties as remade hereunder (other than arising from fraud or willful misconduct) shall constitute Warranty Claims and shall be subject to the terms and conditions of the Agreement with respect thereto.

Executed as of this ____ day of __________________, 2018.

O-1-1

SELLER:
HINES GLOBAL REIT PROPERTIES LP,
a Delaware limited partnership

By:    Hines Global REIT, Inc.,
a Maryland corporation,
its general partner

By: ________________________________
Name: _____________________________
Title: ______________________________

O-1-2

Schedule 1 to Seller’s
Closing Certificate

O-1-3

Schedule 2 to Seller’s
Closing Certificate

EXHIBIT O-2
PURCHASERS’ CLOSING CERTIFICATE

GEMINI GERMAN MAJORITY HOLDCO S.À R.L., a private limited liability company incorporated under the laws of Luxembourg (“Majority Purchaser”) and GEMINI GERMAN MINORITY HOLDCO S.À R.L., a private limited liability company incorporated under the laws of Luxembourg (“Minority Purchaser”; and together with the Majority Purchaser, “Purchaser”) hereby jointly and severally certify to HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Seller”), that all representations and warranties of Purchaser set forth in Article V of the that certain Membership Interest Purchase and Sale Agreement dated July 24, 2018, by and among Seller and Purchaser are true and correct in all material respects as of the Closing Date (as defined below). This certificate is given subject to the terms and conditions of, and is subject to the limitations set forth in, the Agreement, including Article IX and Section 10.12.

Executed as of this ____ day of __________________, 2018 (the “Closing Date”).

PURCHASERS:

GEMINI GERMAN MAJORITY HOLDCO S.À R.L.,
a private limited liability company

By:    __________________________
Name:    __________________________
Title:    __________________________

GEMINI GERMAN MINORITY HOLDCO S.À R.L.,
a private limited liability company

By:    __________________________
Name:    __________________________
Title:    __________________________

O-1-4

EXHIBIT P
ACCOUNTING POLICIES

1.	The Final NAV Statement shall be prepared:

a.	first, in accordance with the specific accounting principles, bases, conventions, rules, policies, procedures, practices, estimation techniques and methods set out in paragraph 2 below;

b.
secondly and subject to paragraph 1(a), in accordance with the accounting principles, bases, conventions, rules, policies, procedures, practices, classifications, categorisations, estimation techniques and methods (including in respect of the exercise of management discretion and judgement) as were used in the preparation of the Financial Statements applied on a consistent basis; and

c.	thirdly and subject to paragraphs 1(a) and 1(b), by reference to GAAP as at 31 December 2017.
For the avoidance of doubt, paragraph 1(a) will take precedence over paragraphs 1(b) and 1(c) and paragraph 1(b) will take precedence over paragraph 1(c).

2.	The specific accounting principles, bases, conventions, rules, policies, procedures, practices, estimation techniques and methods referred to in paragraph 1(a) above are as follows:

a.
the Projects, together, shall be included in the Final NAV Statement at the fixed amount of the Allocated Asset Value, and the portion of the Allocated Asset Value attributable to each Project shall be as set forth on Exhibit A-4. No other tangible or intangible fixed assets shall be included in the Final NAV Statement;

b.
the Final NAV Statement shall be prepared in euro (EUR). Assets and liabilities in the Final NAV Statement denominated in a currency other than euro shall be converted into euro at the relevant exchange rate prevailing at the Closing Date as shown in the London Edition of the Financial Times, or such other point of reference as the parties shall agree;

c.
the Final NAV Statement shall be prepared as at the Effective Time on the basis that the Owners are each a going concern and shall, save as required elsewhere in this Exhibit P, exclude the effect of change of control or ownership of the Owners and will not take into account the effects of any post-Closing reorganisation or post-Closing intentions or obligations of the Purchasers;

d.
for the purposes of the Final NAV Statement, the Effective Time shall be treated as (i) the end of a financial reporting period (including performance of all normal year-end accounting procedures) and (ii) the end of a Tax accounting period;

e.
no account shall be taken of events taking place after the Effective Time, and regard shall only be had to information available to the parties up to the date that the draft Final NAV Statement is delivered by the Seller to the Purchasers (the “Cut Off Time”) and only where such information provides additional evidence of conditions existing at the Effective Time;

f.	the provisions of this Exhibit P shall be interpreted so as to avoid the double counting of any item to be included in the Final NAV Statement;

g.	no asset or liability shall be excluded from the Final NAV Statement solely on grounds of materiality;

h.	the Final NAV Statement shall be prepared on an aggregated basis to include each of the Owners. Balances and unrealised profits on transactions between Owners shall be reconciled and eliminated;

i.
an asset shall be included in the Final NAV Statement for any Taxes prepaid by the Owners in respect of the period after the Effective Time and for any advance payments exceeding the liability as per the following sentence. A liability shall be included for any Taxes of the Owners in respect of the period prior to the Effective Time to the extent unpaid as at the Effective Time. Current income Tax and current trade Tax liabilities that are calculated on an annual basis shall be pro-rated on the number of days in the current year elapsed through the Effective Time as compared to the number of days in the current year elapsing from and after the Effective Time;

j.	no deferred Tax assets or liabilities will be included in the Final NAV Statement;

k.
a liability shall be included in the Final NAV Statement in respect of all Rentals invoiced by the Owners before the Effective Time to the extent such amounts relate to the period after (but excluding) the Completion Date;

l.	no assets shall be included in the Final NAV Statement in respect of Rentals subject to Section 2.6(a)(i) of this Agreement;

m.
no assets shall be included in the Final NAV Statement in respect of Specific Tenant Billings receivable (whether invoiced or un-invoiced) at the Effective Time (such amounts being subject to Section 2.6(a)(ii) of this Agreement);

n.
an asset shall be included in the Final NAV Statement in respect of any amounts paid by the Owners prior to the Effective Time in respect of the period after the Effective Time (in each case only to the extent the benefit of the prepayment is received or receivable by the Owners after the Effective Time): (i) under the Contracts; (ii) in respect of annual permits and/or inspection fees; and (iii) in respect of the operation and maintenance of each Project, including utilities (including steam, electricity and gas charges). A liability shall be included in the

Final NAV Statement in respect of any amounts payable by the Owners in respect of the period prior to the Effective Time to the extent unpaid at the Effective Time: (x) under the Contracts; (y) in respect of annual permits and/or inspection fees; and (z) in respect of the operation and maintenance of each Project, including utilities (including steam, electricity and gas charges). Notwithstanding the foregoing, no assets or liabilities shall be included in respect of electricity, water, gas or other utilities furnished to any Tenants directly by the relevant public utility;

o.	no asset shall be included in respect of the Owner’s existing insurance policies;

p.
an asset shall be included in respect of all cash and cash equivalents held by each Owner (at the reconciled cash book balance); provided, that Cash, excluding Tenant Deposits, shall only be included as an asset up to a maximum amount of €20,000 for each Owner, and Cash held in respect of Tenant Deposits shall be recognized as an asset only to the extent a corresponding liability is also recognized;

q.
an asset shall be included in respect of any deposits held on behalf of an Owner by a utility company or other third party, to the extent the benefit of such deposits remains receivable by the relevant Owner after the Effective Time;

r.
a liability shall be included in respect of any Leasing Costs relating to the term of any Lease which is in effect as at the Effective Time, to the extent outstanding at the Effective Time; and no assets shall be included in respect of any Leasing Costs relating to the term of any Lease which is in effect as at the Effective Time that were paid or incurred by an Owner prior to the Effective Time;

s.
an asset shall be included in respect of any Leasing Costs relating to the term of any Lease which is not yet in effect as at the Effective Time, to the extent paid or incurred by an Owner prior to the Effective Time; and no liabilities shall be included in respect of any Leasing Costs relating to the term of any Lease which is not yet in effect as at the Effective Time that are payable by an Owner after the Effective Time;

t.
any liabilities in the nature of borrowings at the Effective Time, including any associated financial derivatives, shall be included as a liability in the Final NAV Statement at their full redemption value, including principal amounts, accrued interest and any other charges such as early settlement fees, notarial fees, court registration fees, and breakage costs;

u.
a liability shall be included in the Final NAV Statement in respect of any fees, costs or other expenses incurred by the Owners arising from the termination of any agreements on, or as a result of, Closing;

v.	the Final NAV Statement shall include a liability for any amounts payable to the Seller or the Seller’s Affiliates by the Owners after the Effective Time;

w.	no assets shall be included in the Final NAV Statement in respect of capitalised debt issuance costs, development costs, leasing fees or lease incentives;

x.	no assets shall be included in the Final NAV Statement in respect of accounting adjustments under GAAP to recognise the value of leases acquired at above-market value;

y.
a liability shall be included in the Final NAV Statement in respect of any of the Seller’s costs related to the transactions contemplated in this Agreement and (if applicable) the Polish Purchase Agreement to the extent unpaid at the Effective Time and payable by the Owners after the Effective Time;

z.
any insurance claims received or receivable shall be valued at zero, except to the extent that the Owners have made payment or recognised a payable on or before the Effective Time in respect of the issue to which the insurance claim receipt or receivables relates, in which case such insurance claim receipt or receivable shall be valued at the lower of the amount received or receivable and the amount of the payments made or payable recognised;

aa.	no asset or liability shall be included in the Final NAV Statement in respect of deferred Tax; and

bb.	the Seller’s Premium Contribution shall be included as a liability in the Final NAV Statement.

EXHIBIT Q
CONTAMINATION

EXHIBIT R
POLISH PURCHASE AGREEMENT

[See attached.]

R-1

EXHIBIT S

TAX REPRESENTATIONS

1.    With respect to the representations in Section 4.11(b), the following two (2) German administrative tax proceedings are pending:

•	Appeal dated 23 October 2017 against corporate income tax (CIT) assessment 2015 for Hines GREIT Duisberg LLC
Tax office estimated the 2015 taxable income as the German CIT return was not filed by September 2017. Appeal refers to the 2015 CIT return actually resulting in a CIT loss and therefore claiming for an assessment in accordance with the CIT return (once filed). Total tax of kEUR 5 resulting from the assessment has been paid irrespective of the appeal.

•	Appeal dated 16 July 2018 against CIT assessment 2015 for Hines GREIT Sülzenbrücker Str. 7 LLC
Amount of CIT loss assessed by kEUR 109 lower than stated in the 2015 German CIT return. Appeal refers to consideration of CIT loss as stated in the tax return. Appeal only refers to amount of losses, i.e. no CIT payments (as taxable income is negative).

2.    The representations in Section 4.11(c) regarding construction withholding tax (“Bauabzugsteuer”) are limited to Seller’s knowledge in the case of (i) Hines Global REIT Forchheim Logistics LLC and its assets for periods prior to June 3, 2014 with respect to Phase 1 and January 1, 2015 with respect to Phase 2, (ii) Hines Global REIT Karlsdorf LLC and its assets for periods prior to April 1, 2015, (iii) Hines Global REIT Nuremburg LLC and its assets for periods prior to April 1, 2015, (iv) Hines Global REIT Sulzenbrucker Strasse 7 LLC and its assets for periods prior to March 19, 2013 and (v) Hines Global REIT Duisburg LLC and its assets for periods prior December 1, 2015.

3.    Seller makes no representation or warranty with respect to matters covered by the Trade Tax Insurance Policy.

S-1